UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant   ☑

Filed by a party other than the Registrant   ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

VITACOST.COM INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY – SUBJECT TO COMPLETION

VITACOST.COM INC.
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
August 26, 2010

To Our Stockholders:

The 2010 Annual Meeting of Stockholders of Vitacost.com Inc., a Delaware corporation, will be held at 10:00 a.m. on  Thursday, August 26, 2010, at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, Florida, for the following purposes:

1.           To elect to your Board of Directors as directors, each of Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D., each of whom has been nominated by your Board to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2.           To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

All stockholders are cordially invited to attend the meeting and vote in person.  Please note that you will be asked to present proof that you are a stockholder of the company as well as valid picture identification, such as a current driver’s license or passport, in order to attend the meeting.  The use of cameras, recording devices and other electronic devices will be prohibited at the meeting.

Whether or not you plan to attend the meeting, and regardless of the number of shares of common stock you own, you are requested to sign, date and return the enclosed green company proxy card promptly.  A return envelope, which requires no postage if it is mailed in the United States, is enclosed for your convenience.  Stockholders who sign, date and return proxy cards have the right to revoke them at any time before your proxy is voted by: (i) delivering written notice of such revocation to the company; (ii) submitting to the company a duly signed, dated and completed proxy card bearing a later date than the signed, dated and completed proxy card you previously submitted; or (iii) attending the meeting and voting in person thereat.  Attendance at the meeting will not, in and of itself, constitute revocation of a signed, dated and completed proxy card previously returned.  All later-dated proxy cards or written notices revoking a proxy card should be sent to the company’s proxy solicitor, The Altman Group, Inc., at P.O. Box 268, Lyndhurst, New Jersey 07071.

Please read carefully and in its entirety the enclosed proxy statement, which explains the proposals to be considered by you and acted upon at the meeting.

Your Board has fixed the close of business on July 12, 2010 as the record date for the determination of holders of record of the company’s common stock entitled to notice of, and to vote at, the meeting.  A list of stockholders of the company as of the record date will remain open for inspection during the meeting until the closing of the polls thereat.

If you have any questions about the procedures for admission to the meeting, please contact our proxy solicitors, The Altman Group, Inc., toll free at (800) 591-8269 or collect at (201) 806-7300 or via e-mail at proxyinfo@altmangroup.com.

Sincerely,

Ira P. Kerker
Chief Executive Officer

Boca Raton, Florida
July [•], 2010

ALL HOLDERS OF RECORD OF THE COMPANY’S COMMON STOCK (WHETHER YOU INTEND
TO ATTEND THE MEETING OR NOT) ARE STRONGLY ENCOURAGED TO COMPLETE, SIGN,
DATE AND RETURN PROMPTLY THE GREEN COMPANY PROXY CARD ENCLOSED WITH THE
ACCOMPANYING PROXY STATEMENT.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS	47
OTHER MATTERS	48

PRELIMINARY – SUBJECT TO COMPLETION

VITACOST.COM INC.
5400 Broken Sound Blvd., NW, Suite 500
Boca Raton, Florida 33487

PROXY STATEMENT

2010 ANNUAL MEETING OF STOCKHOLDERS
August 26, 2010

This proxy statement is being furnished to all holders of record, as of July 12, 2010, of the common stock of Vitacost.com Inc., a Delaware corporation, in connection with the solicitation of proxies by the company’s Board of Directors for the 2010 Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, Florida 33487, on Thursday, August 26, 2010, at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) of the meeting, solely for the purposes stated in the accompanying Notice of 2010 Annual Meeting of Stockholders.

The principal executive office of the company is located at 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487.

The approximate date of mailing to stockholders of the Notice of 2010 Annual Meeting of Stockholders, this proxy statement, the enclosed green company proxy card, and our 2009 Annual Report to Stockholders, is July [•], 2010.

Householding of Annual Meeting Materials

Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials.  This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household.  The company will promptly deliver additional copies of this proxy statement and other proxy materials to any stockholder who contacts the company’s proxy solicitor, The Altman Group, Inc., at 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071 or call toll free at (800) 591-8269 or via e-mail at proxyinfo@altmangroup.com or via facsimile at (201) 460-0050, requesting such additional copies.  If a stockholder is receiving multiple copies of this proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholder should contact their broker, other nominee record holder, or the company’s investor relations department at (561) 982-4180 or at our executive offices set forth in this proxy statement to request the future mailing of only a single copy of the company’s proxy statement and other proxy materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This proxy statement, the form of the green company proxy card and our Annual Report to Stockholders on Form 10-K for our fiscal year ended December 31, 2009 are available to you on our website at http://investor.vitacost.com.  Stockholders may also obtain a copy of these materials by writing to the company’s proxy solicitor, The Altman Group, Inc., at 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071.  Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for our fiscal year ended December 31, 2009.

THE 2010 ANNUAL MEETING

Who is Entitled to Vote at the Meeting

Only holders of record of the company’s common stock, par value $0.00001 per share, as of the close of business on July 12, 2010, are entitled to notice of, and to vote at, the meeting.  As of July 12, 2010, there were [●] shares of our common stock outstanding.  Each outstanding share of common stock is entitled to one vote upon all matters to be acted upon at the meeting.

How You May Vote

If you are a holder of record of common stock as of the record date, you may vote by completing, signing and returning by mail the enclosed green company proxy card.  Please mark, sign and date the enclosed green company proxy card and return it in the pre-addressed, postage-paid envelope enclosed for such purpose.  If you are a holder of record of common stock as of the record date, you may also vote in person by attending the meeting.  Votes at the meeting will be taken by written ballot.  At the commencement of the meeting, we will distribute a written ballot to any stockholder of record who attends the meeting and wishes to vote thereat in person.

If your shares are held in “street name,” whether through a broker, bank or other nominee, only they can sign a green company proxy card with respect to your shares.  You are therefore urged to contact the person(s) responsible for your account and give them instructions for how to complete a green company proxy card representing your shares so that a green company proxy card can be timely returned on your behalf.  You also should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to our proxy solicitor, The Altman Group, Inc., so that they can attempt to ensure that your instructions are followed.  If you wish instead to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee.

If you are a holder of record of common stock as of the record date and plan to attend the meeting, please be sure to bring with you a form of valid government-issued personal identification with a picture (such as a current driver’s license or passport) in order to gain admission to the meeting.  If your shares are held in “street name” through a bank, broker or other nominee, you will have to bring evidence of your ownership of common stock as of the record date, in addition to valid government-issued personal identification, if you wish to attend the meeting.  Examples of proof of common stock ownership include: a signed letter from your bank or broker stating that you owned your shares as of the record date; a brokerage account statement indicating that you owned your shares as of the record date; or a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the record date.  If you hold a proxy on behalf of a holder of record of common stock as of the record date, then you must also bring the validly executed proxy naming you as the proxy holder, signed by the stockholder of record who owned such shares of common stock as of the record date.

If you have any questions about the procedures for admission to the meeting, please contact our proxy solicitors, The Altman Group, Inc., toll free at (800) 591-8269 or collect at (201) 806-7300 or via e-mail at proxyinfo@altmangroup.com.  Please see “Revocation of Proxies” below for a discussion of how to revoke your proxy.

Quorum; Vote Required

The holders of a majority of the outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting to constitute a quorum for the transaction of business at the meeting.

The election at the meeting of your Board of Directors’ seven director-nominees — Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D. — requires a plurality of votes cast.  This means, in the context of your Board’s director-nominees, and with respect to any insurgent, opposition director-nominees not nominated or approved by your Board that may have been properly nominated by a stockholder of the company in connection with the meeting, that so long as a quorum is present in person or represented by proxy at the meeting for the transaction of business, the seven director-nominees receiving the most affirmative votes “for” their election will be elected to serve as directors of the company.  Stockholders can either vote “for” or “withhold” their vote for director-nominees.  A properly executed proxy card marked “withhold” with respect to a director-nominee will not be voted with respect to the election of that director-nominee, although such “withhold” indication and any “broker non-vote” will be counted for purposes of determining whether there is a quorum present at the meeting for the transaction of business.  As a result, such “withhold” indications and “broker non-votes” will have no effect on the election of any director-nominee because only votes affirmatively cast “for” a director-nominee will be counted towards the election of such director-nominee.

Whether or not you plan to attend the meeting in person, if you are a stockholder of record as of the close of business on the record date, please sign, date and return your green company proxy card as soon as possible.

Important: If you hold your shares through (i.e., they are registered in the name of) a bank, broker or other nominee in “street name,” but you do not provide the firm that so holds your shares with your specific voting instructions, such firm is only allowed to vote your shares on your behalf in its discretion on “routine” matters; it cannot vote your shares in its discretion on your behalf on any “non-routine” matters.

Under applicable stock exchange rules, at the meeting, the election to your Board of your Board’s seven director-nominees — Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D., and the election of any non-Board approved and recommended, insurgent opposition nominees, that may have been properly nominated by a stockholder of the company in connection with the meeting — is considered a “non-routine” matter.

Accordingly, if you do not give specific voting instructions to your bank, broker or other nominee how to vote your shares on your behalf with respect to the election of directors at the meeting, your broker will have no discretionary authority to vote your shares on your behalf with respect to the election of directors.  Such “uninstructed” shares are commonly referred to as “broker non-votes” and, although such shares will be counted towards the determination of whether a quorum is present, in person or represented by proxy, at the meeting, with respect to the election of directors, such uninstructed shares (or “broker non-votes”) will have the same effect as a “withhold” vote in the election of directors.

Proxy ballots will be received, tabulated and certified at the meeting by the independent inspector of election appointed for the meeting.  The inspector will also determine whether a quorum is present at the meeting.

Revocation of Proxies

If you are a stockholder of record on the record date and have signed, dated and returned to the company a proxy card, you may revoke such proxy card in your discretion at any time before your proxy is voted at the meeting by:

•	delivering written notice of such revocation to the company;

•
attending the meeting and voting in person thereat the shares represented by your proxy card (but your attendance at the meeting will not, in and of itself, constitute revocation of your previously signed, dated and returned proxy card); or

•	submitting to the company a duly signed, dated and completed proxy card bearing a later date than the signed, dated and completed proxy card you previously submitted.

All such later-dated proxy cards or written notices of revocation of a proxy card, as described above, should be sent to the company’s proxy solicitor, The Altman Group, Inc., at P.O. Box 268, Lyndhurst, New Jersey 07071.  If you hold shares in street name, you must contact the firm that holds your shares to change or revoke any prior voting instructions.

Voting

The persons named as proxies in the enclosed green company proxy card will vote the shares for which such persons were thereby appointed in accordance with the voting indications marked thereon by the stockholders who signed, dated and returned such proxy card.  If, however, such green company proxy card is signed, dated and returned to the company but no voting indications are marked thereon, all shares represented by such proxy card will be voted by the proxies named therein “FOR” the election of each of the Board of Directors’ seven director-nominees and will be voted on any other matters as may come before the meeting in the best judgment and discretion of the persons named as proxies.

BACKGROUND TO THE PROXY SOLICITATION

In early 2008, representatives of the company met with representatives of Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P. (collectively, “Great Hill”), currently the company’s largest affiliated group of stockholders, to discuss a possible investment in the company by Great Hill. Great Hill entered into a non-disclosure agreement with the company after which Great Hill conducted weeks of due diligence on the company.  Great Hill chose not to proceed with an investment in the company at that time.

In September 2009, the company’s initial public offering of common stock, in which 11 million shares of common stock were sold to the public at an offering price of $12.00 per share, was completed.  The offering included approximately 4.4 million shares sold by the company and approximately 6.6 million shares sold by certain selling stockholders.

In December 2009, representatives of Great Hill met with representatives of the company to discuss Great Hill’s possible purchase of shares of common stock from certain of the company’s stockholders.

According to Great Hill’s definitive consent solicitation statement filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2010, in January 2010 representatives of Great Hill approached Wayne Gorsek, one of the company’s co-founders and former Chief Operations Architect, about acquiring some or all of his shares of common stock.  At the time, Mr. Gorsek beneficially owned approximately 4.8 million shares of common stock, representing approximately 17.4% of the outstanding common stock.

At various times in January, February and March 2010, representatives of Great Hill discussed with representatives of the company, Great Hill’s possible purchase of shares of common stock from certain of the company’s stockholders, including Mr. Gorsek.  During these discussions, representatives of Great Hill conveyed to representatives of the company that, as part of its purchase of shares of common stock from certain of the company’s stockholders, Great Hill would require certain governance rights, including, among other things, the right to designate members of your Board.

In February 2010, the Board formed a Strategic Alternatives Committee (the “Strategic Alternatives Committee”) consisting of members of the Board to work with our management and professional advisors to explore, identify, review and report to your Board, potential strategic and financial alternatives in the best interests of the company and all of our stockholders.

In March 2010, representatives of the company met with representatives of Great Hill in person at Great Hill’s request.  The parties discussed Great Hill’s desire to purchase shares of common stock from Mr. Gorsek and others, as well as Great Hill’s desire to acquire an aggregate of up to 30% of the company’s outstanding common stock from certain stockholders and to obtain not less than four seats on your Board.  The parties agreed to negotiate, in good faith, a standstill agreement, which would provide Great Hill with immediate Board representation, subject to proper evaluation by the Nominating/Corporate Governance Committee and the Board.  At the end of the meeting, representatives of Great Hill represented to the company that Great Hill would not purchase the shares of common stock if the company intended to contest Great Hill’s obtaining Board control.

Throughout March 2010, representatives of the company and representatives of Great Hill negotiated on several occasions in an attempt to reach an appropriate framework for a mutually acceptable standstill agreement.  While in negotiations with Great Hill, representatives of the company learned that Great Hill had already entered into a stock purchase agreement with Mr. Gorsek.  In response to Great Hill’s actions, your Board discussed implementing a stockholder rights plan.

On March 23, 2010, Great Hill filed a statement on Schedule 13D with the SEC disclosing that it had purchased on such date from Mr. Gorsek and certain other stockholders, in privately negotiated transactions, an aggregate of 5,419,697 shares, representing approximately 19.7% of the company’s outstanding common stock at that time, for $11.25 per share.  The Schedule 13D stated that Great Hill had previously had discussions with the company about obtaining certain Board nomination rights and other communication and participation rights for Great Hill for as long as its ownership was maintained at a specified level, in exchange for various agreements by Great Hill.  The Schedule 13D also stated that no agreement between the company and Great Hill had been reached on such matters as of such date, and that Great Hill might communicate with the Board, members of management and/or other stockholders from time to time with respect to operational, strategic, financial or governance matters or otherwise work with management and the Board with a view to maximizing stockholder value.

In your Board’s judgment, Great Hill’s stated desire to acquire up to 30% of the company’s outstanding common stock and its desire to obtain not less than four Board seats (a majority of your Board) would have represented effective “negative control” in the hands of Great Hill because it would enable Great Hill – a single stockholder group – to substantially influence the outcome of every future proposal submitted for a vote to the company’s stockholders, including a merger, business combination or other extraordinary corporate transaction that could deliver a premium to all of the company’s stockholders for their shares.  Great Hill’s purchase of common stock on March 23, 2010 did not, and any subsequent accumulation as threatened by Great Hill would not, involve any payment to all of the company’s stockholders.

On March 24, 2010, the company announced that the Board had approved the adoption of a stockholder rights plan (the “Rights Agreement”).  Under the Rights Agreement, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock held by stockholders of record as of the close of business on March 24, 2010.

On March 25, 2010, representatives of Great Hill contacted representatives of the company regarding the Rights Agreement.  Representatives of Great Hill expressed their disappointment that the company did not contact them and advise them in advance regarding the company’s consideration of, and decision to adopt, the Rights Agreement.  Representatives of Great Hill also expressed their belief that Great Hill, due to its status as the company’s largest affiliated group of stockholders, with beneficial ownership of approximately 19.7% of the company’s outstanding common stock at that time, somehow had a right to receive material non-public information before it was released to the public.  The company did not agree.  During this conversation, representatives of the company explained that the company believed it had no choice but to protect the company and its stockholders from what the company perceived as a threat to the company and a hostile act by Great Hill.  Representatives of the company stated that they were nevertheless willing to pursue the negotiation of a standstill agreement, which would provide Great Hill with immediate minority representation on the Board, subject to proper evaluation by the Nominating/Corporate Governance Committee and the Board.  In response, representatives of Great Hill stated that they wanted a majority of Board seats.

In April 2010, representatives of the company again met with representatives of Great Hill to discuss the Rights Agreement and the company’s recent earnings announcements.  Great Hill at that time indicated that it was considering nominating one or more candidates for election to the Board at the 2010 Annual Meeting.

On or about April 22, 2010, two stockholders (the “Plaintiffs”) filed a complaint against the company and certain of the company’s current and former officers and directors in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida.  The Plaintiffs allege claims under Florida law.  The Plaintiffs allege that the company made false and/or misleading statements prior to the company’s initial public offering.  The Plaintiffs are seeking compensatory damages in excess of $2,000,000 and punitive damages.  The company intends to defend itself vigorously.

On April 29, 2010, and prior to Great Hill’s nomination of its director-nominees, the Board engaged the independent executive search and consulting firm of SSA Executive Search International to work closely with the Nominating/Corporate Governance Committee to identify and review the qualifications of several new, experienced, qualified and independent director candidates.  The company announced that it was seeking to enhance the diversity of the Board to add increased industry experience, corporate governance expertise, mergers and acquisitions and capital markets transactional expertise, and overall public company board experience, and that no decision had been made at that time as to the future size of the Board.

By letter dated April 30, 2010, Great Hill notified the company, under its advance notice bylaw provisions, of its nomination of an opposition slate of four insurgent directors for election to the company’s Board at the 2010 Annual Meeting (the “April 30th Letter”) or a special meeting of stockholders that includes the election of directors.  Great Hill identified the four individuals it intended to nominate for election to the Board at the 2010 Annual Meeting – Messrs. Christopher S. Gaffney, Mark A. Jung, Michael A. Kumin and Jeffrey M. Stibel.  Also on such date, Great Hill filed an amended Schedule 13D with the SEC, which stated that Great Hill delivered the April 30th Letter to the company and that Great Hill was considering the possibility of calling a special meeting of the company’s stockholders or conducting a consent solicitation, in each case for the purpose of, among other things, removing from office, without cause, certain of the current directors and replacing them with a slate of nominees chosen solely by Great Hill.

On or about May 5, 2010, representatives of the company invited representatives of Great Hill to meet with the Board on May 24, 2010 to explain the value of Great Hill’s proposed nominees and Great Hill’s plan for bringing value to the company in the future.  The company’s representatives explained that their only concern was protecting and acting in the best interests of all of the company’s stockholders.  Great Hill declined the invitation.

On May 11, 2010, Great Hill filed a preliminary consent solicitation statement with the SEC, thereby publicly announcing its intent to solicit stockholder written consents to amend the company’s bylaws, as currently in effect, and to remove four current members of the Board and replace them with four of its own nominees.  Also on such date, Great Hill submitted a letter to the company wherein it made a demand for the stockholder list and certain books and records of the company pursuant to Section 220 of the Delaware General Corporation Law (the “Section 220 Demand Letter”).

On May 18, 2010, the company’s special counsel responded to Great Hill’s counsel regarding the Section 220 Demand Letter (the “May 18th Letter”).  The company’s special counsel advised Great Hill’s counsel that, although the Section 220 Demand Letter contained certain technical deficiencies, the company, nevertheless was willing to provide Great Hill access to the stockholder list and books and records of the company as, when and to the extent in its possession, subject to the company’s receipt of an appropriate power-of-attorney and an executed confidentiality agreement from Great Hill.

On May 19, 2010, Great Hill’s counsel provided comments to the proposed confidentiality agreement.

On May 20, 2010, Great Hill’s counsel further contacted the company’s special counsel regarding its comments to the proposed confidentiality agreement.  Also on such date, the company publicly announced that the Strategic Alternatives Committee commenced a formal process to identify and evaluate strategic and financial alternatives to enhance stockholder value, including the identification of potential business combination partners and purchaser candidates, and that the company had engaged Oppenheimer & Co., Inc., as its exclusive financial advisor to assist with such process.

On May 21, 2010, Great Hill’s counsel provided an executed power-of-attorney as requested in the May 18th Letter.  The company’s special counsel provided a revised confidentiality agreement in response to the comments of Great Hill’s counsel.

On May 21, 2010, the company announced the expansion of its East Coast manufacturing and distribution facility in Lexington, North Carolina, and further announced the progress the Nominating/Corporate Governance Committee was making in connection with the previously announced process to identify and evaluate potential highly qualified independent director candidates for service on the company’s Board who possess health and wellness product industry experience, public company director experience and other qualifications.

On May 24, 2010, Great Hill’s counsel submitted to the company an executed version of the negotiated confidentiality agreement.

On or about May 24, 2010, a stockholder (the “Plaintiff”) filed a purported class action complaint against the company and certain of the company’s officers and directors in the United States District Court for the Southern District of Florida.  The Plaintiff alleges claims under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and purports to represent a class of investors who purchased common stock of the company between September 24, 2009 and April 20, 2010.  The Plaintiff alleges that the company made false and/or misleading statements (i) in the offering documents used for the company’s initial public offering and (ii) in subsequent public disclosures.  The Plaintiff does not specify the alleged damages.  The company intends to defend itself vigorously.

On May 25, 2010, Great Hill filed its definitive consent solicitation statement with the SEC in connection with Great Hill’s consent solicitation.

On May 28, 2010, the company filed its definitive consent revocation statement with the SEC in connection with the company’s consent revocation solicitation.

On June 14, 2010, the company announced that its 2010 Annual Meeting of Stockholders will be held on Thursday, August 26, 2010.  The company also announced that its Board of Directors nominated the following slate of seven directors for submission to the company’s stockholders for election at the meeting: Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D.  The company also announced that each of Mss. Allen and Bolton and Messrs. Gallantar and Kozlowski had notified the company in their consent to serve as directors that they will not serve on the Board of Directors if more than two of the nominees named by Great Hill in its definitive consent solicitation statement are elected to serve as directors of the company.

On June 22, 2010, the company announced that Institutional Shareholder Services, a division of RiskMetrics Group, issued a report that recommended that our stockholders abstain from voting at that time on all three proposals made by dissident stockholder Great Hill, including Great Hill’s proposal to replace four current directors with Great Hill’s handpicked nominees.

On July 6, 2010, the company disclosed that on July 1, 2010, Allen S. Josephs, M.D. resigned from the board of directors of the company, including his position on the compensation committee, effective as of July 1, 2010.  Dr. Josephs resigned so that he can attend to various personal matters and pursue other interests.

THE BOARD’S SEVEN DIRECTOR-NOMINEES FOR ELECTION AS DIRECTORS — BARBARA R. ALLEN, SHERYLE BOLTON, ALAN V. GALLANTAR, STEWART L. GITLER, IRA P. KERKER, EDWIN J. KOZLOWSKI AND LAWRENCE A. PABST, M.D. — AT THE MEETING HAVE BEEN RECOMMENDED TO THE BOARD BY THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE AND HAVE BEEN APPROVED BY THE BOARD, AND THE BOARD HEREBY RECOMMENDS THAT YOU AFFIRMATIVELY VOTE “FOR” THE ELECTION OF EACH OF BARBARA R. ALLEN, SHERYLE BOLTON, ALAN V. GALLANTAR, STEWART L. GITLER, IRA P. KERKER, EDWIN J. KOZLOWSKI AND LAWRENCE A. PABST, M.D. TO SERVE AS DIRECTORS OF THE COMPANY UNTIL OUR NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

Pursuant to its charter, the Nominating/Corporate Governance Committee of the Board of Directors has recommended the Board’s director-nominees for election to our Board based on the following: (a) the Board’s director-nominees possess the experience, qualifications, attributes and skills necessary to serve as members of the Board and (b) the Board’s director-nominees possess the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company, including the knowledge and experience of the Board’s incumbent director-nominees in serving on our Board of Directors, and the experience, successful track records and demonstrated corporate leadership of the new director-nominees, two of whom have experience in the health and wellness products industry.  Based on that criteria and the Nominating/Corporate Governance Committee’s recommendation, the Board has approved and recommended the Board’s director-nominees because they are the most suitable and most qualified individuals to serve as company directors.  Please see “Information Regarding the Participants in the Board of Directors’ Solicitation of Proxies” below for additional information.

YOUR BOARD RECOMMENDS THAT YOU DO NOT VOTE FOR ANY INSURGENT DIRECTOR-CANDIDATE NOMINATED BY GREAT HILL, IN OPPOSITION TO YOUR BOARD-APPROVED NOMINEES — BARBARA R. ALLEN, SHERYLE BOLTON, ALAN V. GALLANTAR, STEWART L. GITLER, IRA P. KERKER, EDWIN J. KOZLOWSKI AND LAWRENCE A. PABST, M.D. — AND YOUR BOARD STRONGLY URGES YOU TO RETURN PROMPTLY THE ENCLOSED GREEN COMPANY PROXY CARD AND NOT TO RETURN ANY NON-GREEN PROXY CARD GREAT HILL MAY SEND TO YOU OR WHICH YOU OTHERWISE MAY RECEIVE.

Allen S. Josephs, M.D., a former director and founder of the company, who possesses voting control over approximately 7.1% of the company’s common stock, and Robert G. Trapp, M.D., a director of the company, who possesses voting control over approximately 2.7% of the company’s common stock, have indicated to the Board that they presently intend to vote to elect one or more of Great Hill’s director-nominees at the meeting.

Your Board of Directors recommends that you carefully review and read in its entirety this proxy statement, together with all other communications that you may receive in advance of the meeting, regarding the company and your Board of Directors’ seven director-nominees — Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D.

If you have any questions about any of the foregoing, please contact The Altman Group, Inc., toll free at (800) 591-8269 or collect at (201) 806-7300 or via e-mail at proxyinfo@altmangroup.com.

ANNUAL REPORT

Our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2009, was made available to stockholders with or preceding this proxy statement.  Such 2009 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.  The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2009 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2009 as filed with the SEC.  Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for our fiscal year ended December 31, 2009.  All such requests should be directed to our Director of Investor Relations at our executive offices set forth in this proxy statement.

ELECTION OF DIRECTORS
Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors.  The number of directors currently is fixed at seven.  Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of seven directors is to be elected at this meeting.  Unless otherwise instructed, the shares represented by validly submitted green company proxy cards will be voted for the election of each of the below-listed Board approved and recommended nominees to serve as directors.  The below-listed Board approved and recommended nominees have consented to be named in this proxy statement and to serve as company directors, if elected.  The Board has no reason to believe that the below-listed Board approved and recommended nominees will not be candidates or will be unable or will decline to serve as company directors if they are elected at the meeting, except that Mss. Allen and Bolton and Messrs. Gallantar and Kozlowski have notified the company in their consent to serve as directors that they will not serve on the Board of Directors if more than two of the nominees named by Great Hill in its definitive consent solicitation statement are elected to serve as directors of the company.  However, in the event that any of the below-listed Board approved and recommended nominees should become unable or unwilling to serve as a company director, the form of proxy will be voted “for” the election of such substitute nominees as shall be designated by the remaining incumbent directors of our current Board of Directors to fill the vacancy.  In such event, we intend to supplement this proxy statement to identify the substitute nominees and provide other relevant information regarding such nominees as required by applicable securities laws.

YOUR BOARD’S RECOMMENDED AND APPROVED DIRECTOR-NOMINEES TO
SERVE UNTIL THE 2011 ANNUAL MEETING, IF ELECTED:

Term to Expire in 2011

Name	Age	Year First Became a Director
Barbara R. Allen	57	N/A
Sheryle Bolton	63	N/A
Alan V. Gallantar	52	N/A
Edwin J. Kozlowski	61	N/A
Ira P. Kerker	47	2007
Stewart L. Gitler	51	2008
Lawrence A. Pabst, M.D.	59	2007

Barbara R. Allen retired as President of Proactive Partners in September 2008, after three years with the company.  Ms. Allen was a former Partner with The Everest Group, a strategy and general management consulting firm, from 2003 through October 2005.  For 23 years, Ms. Allen held various executive management positions with The Quaker Oats Company including Executive Vice President, International Foods responsible for Quaker’s food business outside the United States; Vice President, Corporate Strategic Planning responsible for development of worldwide strategic plans and annual operating budgets; and President, Frozen Foods Division and Vice President Marketing.  Additionally, Ms. Allen served as President of the Corporate Supplier Division for Corporate Express and as CEO for the WUSA, the women’s pro-soccer league start-up.  Ms. Allen serves on the Board of Directors of RLI Corporation.  She is a former director for publicly traded companies Maytag Corporation, Lance, Inc., Tyson, and Chart House Enterprises as well as for Converse Inc. and Coty, Inc. serving on the audit and compensation committees.  Ms. Allen has a Bachelor of Science in Psychology from the University of Illinois-Champaign and a Master’s of Business Administration Degree in Marketing with a minor in Finance from the University of Chicago.  We believe Ms. Allen’s extensive experience in consumer packaged goods, strategy and management gained as an executive of The Quaker Oats Company and as a consultant and her prior board service with major publicly traded companies provide the requisite qualifications, skills, perspectives and experience that make her well qualified to serve on our Board of Directors.

Sheryle Bolton has advised U.S. and international technology companies on growth and funding strategies since 2007, and from 2002 to 2005.  From 2005 to 2007, Ms. Bolton was Chief Executive Officer of QUIXIT, Inc., an online brain fitness company, which was acquired in 2007.  From 1996 to 2002, Ms. Bolton was Chairman and Chief Executive Officer of Scientific Learning Corporation (NASDAQ: SCIL), a health care and educational technology company, where she led its highly successful public offering.  Ms. Bolton has also had experience serving as a director on boards of public and private companies and mutual funds, including LiveDeal, Inc. (NASDAQ: LIVE) from 2008 to present, Bridge Capital Holdings (NASDAQ: BBNK) from 2007 to 2008 and 30 domestic and international Scudder-Kemper Mutual Funds, representing $60 billion of assets under management, from 1995 to 2001.  Earlier in her career, Ms. Bolton was President and Chief Operating Officer of Physicians’ Online, Inc.; a Vice President in Merrill Lynch’s investment banking division; Senior Executive at Rockefeller & Co. Global Asset Management; and Director of Strategy of HBO, Inc.  Ms. Bolton holds a Bachelor’s Degree in English and a Master’s Degree in Linguistics from the University of Georgia and an M.B.A. from Harvard Business School.  We believe Ms. Bolton’s experience as a chief executive officer of multiple online companies and her experience as a public company director provide the requisite qualifications, skills, perspective and experience that make her well qualified to serve on our Board of Directors.

Alan V. Gallantar, CPA, has served as an executive consultant to a variety of clients, providing management consulting and chief financial officer services, since 2004.  Mr. Gallantar served as Chief Financial Officer of Ivivi Technologies, Inc., a publicly traded medical device corporation, from 2006 to 2009.  From 1999 until 2004, Mr. Gallantar served as Chief Financial Officer of Advanced Viral Research Corp., a publicly traded biotech corporation.  Mr. Gallantar served as Treasurer and Controller of AMBI, Inc. (currently Nutrition 21, Inc.), a publicly traded nutraceutical corporation, from 1998 to 1999, and as Senior Vice President and Chief Financial Officer of Bradley Pharmaceuticals, Inc., a publicly traded pharmaceutical distributor, from 1992 to 1997.  Mr. Gallantar also served in senior financial positions at PaineWebber Incorporated (currently UBS), Chase Bank (currently JPMorgan Chase), Phillip Morris, Inc. (currently Altria Group) and Deloitte & Touche LLP.  Mr. Gallantar is a Certified Public Accountant and received a B.A. in accounting from Queens College in 1979.  We believe Mr. Gallantar’s accounting and financial background, his role as the chief financial officer of multiple public companies and his experience in the nutraceutical and pharmaceutical industries provide the requisite qualifications, skills, perspective and experience that make him well qualified to serve on our Board of Directors.

Edwin J. Kozlowski has served on the Board of Directors of Help A Child since 2005 and as the Chairman of the Board since 2006.  Mr. Kozlowski served as Executive Vice President and Chief Operating Officer of Retail Ventures, Inc. from 2001 to 2004 and as Senior Vice President and Chief Financial Officer-Chief Operating Officer of DSW in 2001.  Prior to joining Retail Ventures, Inc., Mr. Kozlowski served as Executive Vice President and Chief Financial Officer of General Nutrition Companies, Inc. from 1990 to 2000.  From 1978 to 1990, Mr. Kozlowski held various management positions within General Nutrition Companies, Inc.  Mr. Kozlowski also served in senior financial positions at H.K. Porter Company and Arthur Young, LLP.  Mr. Kozlowski was an officer with the United States Secret Service and served in the United States Army.  Mr. Kozlowski received a B.S. in accounting from Robert Morris University in 1975.  We believe Mr. Kozlowski’s prior retail, operations, management and finance background and his role as the chief financial officer of General Nutrition Companies and DSW provide the requisite qualifications, skills, perspective and experience that make him well qualified to serve on our Board of Directors.

Ira P. Kerker was appointed Chief Executive Officer and a Director of Vitacost.com in January 2007.  From February 2005 through January 2007, Mr. Kerker served as the company’s General Counsel where he acted as a member of the executive management team.  From December 2003 through February 2005, Mr. Kerker performed legal services, on a contract basis, for Fireman’s Fund Insurance and USAA Insurance.  From September 1995 to September 2004, Mr. Kerker was a financial representative of MetLife/New England Financial.  From 2001 through September 2003, Mr. Kerker was a financial representative and Managing Partner of MetLife/New England Financial.  Mr. Kerker received a B.S. in Business Administration from the University of Florida and his J.D. from Whittier College School of Law.  We believe Mr. Kerker’s position as the Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the opportunities, operations and challenges of our company and his long business career at major companies provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Stewart L. Gitler has served as a Director of Vitacost.com since September 2008 and was appointed Chairman of the Board in June 2009.  Mr. Gitler has over 25 years legal experience in handling intellectual property matters on both a national and international level at Hoffman, Wasson & Gitler, P.C., where he has served as managing partner since 2000.  Mr. Gitler concentrates on matters concerning patents, trademarks and copyrights.  Since 2008, Mr. Gitler has also served as General Counsel to Charge Anywhere, LLC, an electronic payment solutions provider.  Mr. Gitler is registered to practice before the U.S. Patent and Trademark Office.  Mr. Gitler has a BChE in Chemical Engineering from The Cooper Union for the Advancement of Science and Art and a J.D. from Hofstra University Law School.  He is a member of the State of New York, Commonwealth of Virginia and District of Columbia Bars.  We believe Mr. Gitler’s prior extensive service with our company and his legal knowledge and expertise provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

Lawrence A. Pabst, M.D. has served as a Director of Vitacost.com since April 2007.  Dr. Pabst is also a member of the company’s scientific advisory board.  Dr. Pabst developed an orthopedic group practice and associated entities in Galion, Ohio from 1979 to January 2008, when the practice was merged with Galion Community Hospital.  Dr. Pabst continues to be affiliated with Galion Community Hospital, where he served as the Chief of Staff in 1985 and 1995.  Dr. Pabst is also an owner, together with other partners, of three Wendy’s restaurant franchises and real estate related to such franchises.  From 1983 to 2007, Dr. Pabst was a controlling owner of PN Investments, a privately held real estate development company.  Dr. Pabst is board certified by the American Academy of Orthopedic Surgeons.  Dr. Pabst attended the University of Michigan and received his M.D. from The Ohio State University College of Medicine.  We believe Dr. Pabst’s prior extensive service with our company and his extensive medical knowledge of our products and expertise provide the requisite qualifications, skills, perspectives and experience that make him well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors, director-nominees or executive officers.

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Dr. Pabst, Mss. Allen and Bolton and Messrs. Gallantar, Gitler and Kozlowski is an independent director, as “independence” is defined by NASDAQ listing standards and the SEC, because they have no relationship with our company that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.  Mr. Kerker is an employee director.

Mss. Allen and Bolton and Messrs. Gallantar and Kozlowski were recommended by the independent executive search and consulting firm of SSA Executive Search International.

THE BOARD’S DIRECTOR-NOMINEES FOR ELECTION AS DIRECTORS — BARBARA R. ALLEN, SHERYLE BOLTON, ALAN V. GALLANTAR, STEWART L. GITLER, IRA P. KERKER, EDWIN J. KOZLOWSKI AND LAWRENCE A. PABST, M.D. — AT THE MEETING HAVE BEEN RECOMMENDED TO THE BOARD BY THE NOMINATING/CORPORATE GOVERNANCE COMMITTEE AND HAVE BEEN APPROVED BY THE BOARD, AND THE BOARD HEREBY RECOMMENDS THAT YOU AFFIRMATIVELY VOTE “FOR” THE ELECTION OF EACH OF BARBARA R. ALLEN, SHERYLE BOLTON, ALAN V. GALLANTAR, STEWART L. GITLER, IRA P. KERKER, EDWIN J. KOZLOWSKI AND LAWRENCE A. PABST, M.D. TO SERVE AS DIRECTORS OF THE COMPANY UNTIL OUR NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

YOUR BOARD RECOMMENDS THAT YOU DO NOT VOTE FOR ANY INSURGENT DIRECTOR-CANDIDATE NOMINATED BY GREAT HILL, IN OPPOSITION TO YOUR BOARD-APPROVED NOMINEES — BARBARA R. ALLEN, SHERYLE BOLTON, ALAN V. GALLANTAR, STEWART L. GITLER, IRA P. KERKER, EDWIN J. KOZLOWSKI AND LAWRENCE A. PABST, M.D. — AND YOUR BOARD STRONGLY URGES YOU TO RETURN PROMPTLY THE ENCLOSED GREEN COMPANY PROXY CARD AND NOT TO RETURN ANY NON-GREEN PROXY CARD GREAT HILL MAY SEND TO YOU OR WHICH YOU OTHERWISE MAY RECEIVE.

Allen S. Josephs, M.D., a former director and founder of the company, who possesses voting control over approximately 7.1% of the company’s common stock, and Robert G. Trapp, M.D., a director of the company, who possesses voting control over approximately 2.7% of the company’s common stock, have indicated to the Board that they presently intend to vote to elect one or more of Great Hill’s director-nominees at the meeting.

DIRECTORS AND EXECUTIVE OFFICERS

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the company.  The continuing directors and executive officers of the company are identified in the table below.

Name	Age	Position	Year First Became a Director or Executive Officer
Ira P. Kerker	47	Chief Executive Officer/Director	2005

Richard P. Smith	53	Chief Financial and Accounting Officer	2004

Sonya L. Lambert	45	Chief Marketing Officer	2004

Robert D. Hirsh	51	Vice President Information Technology and Chief Information Officer	2008

Bobby Birender S. Brar	37	Vice President Supply Chain	2008

Mary L. Marbach	43	General Counsel	2009

Stewart L. Gitler(2)	51	Chairman of the Board	2008

Lawrence A. Pabst, M.D.(1)(2)	59	Director	2007

(1)  Member of the Compensation Committee
(2)  Member of the Nominating/Corporate Governance Committee

Biographical Information Regarding Directors and Executive Officers

Executive Officers

Ira P. Kerker was appointed Chief Executive Officer and a Director of Vitacost.com in January 2007.  Mr. Kerker’s biographical information is listed above under the heading, “Your Board’s Recommended and Approved Director-Nominees to Serve Until the 2011 Annual Meeting, If Elected.”

Richard P. Smith, CPA, has served as Chief Financial and Accounting Officer of Vitacost.com since January 2004.  From June 2003 through December 2003, he served as Chief Financial Officer of Hair Club for Men, Inc.  From June 2001 through October 2002, he served as the Chief Financial Officer of Coppercom, Inc., a telecommunications company, and from May 2000 through May 2001, he served as the Chief Financial Officer of Datamax System Solutions, Inc.  From September 1996 through April 2000, Mr. Smith served as the Chief Financial Officer of Systemone Technologies, Inc.  Mr. Smith is a graduate of Illinois Wesleyan University and received his M.B.A. from the University of Illinois and a Masters of Finance from Cambridge University, England.

Sonya L. Lambert has served as Chief Marketing Officer of Vitacost.com since March 2010.  From December 2004 through February 2010, Ms. Lambert served as the company’s Vice President Marketing.  Ms. Lambert joined the company in March 2003 as Director of Marketing.  From April 1999 through September 2001, Ms. Lambert was the Director of Marketing, Online Programs for Gerald Stevens, Inc. and was a Senior Marketing Manager for SportsLine.com from 1995 to 1999.  Ms. Lambert left the industry from September 2001 through March 2003 to pursue personal interests.  She is responsible for the development and execution of eCommerce and catalog marketing strategies.  Ms. Lambert received a B.S. in Communications from the University of Florida.

Robert D. Hirsch has served as Vice President Information Technology and Chief Information Officer of Vitacost.com since September 2008.  Mr. Hirsch is responsible for the strategic and operational management of our technology.  He also provides leadership in the development, implementation and governance of our information systems and operational infrastructure.  From 2006 to 2008, Mr. Hirsch served as Vice President of Application Development for JM Solutions, a division within JM Family Enterprises, a privately-held $10 billion diversified automotive company.  From 2004 to 2006, Mr. Hirsch served as Vice President and Chief Information Officer of QEP Corporation, a publicly-traded manufacturer, marketer and distributor of flooring tools and accessories for the home improvement and professional installer markets.  Prior thereto, Mr. Hirsch served as Director of Technology for Vision Care Holdings, LLC; a Managing Director of PricewaterhouseCoopers; and a Vice President of Citicorp.  Mr. Hirsch earned his Masters of Science in Information Technology from Barry University and received his undergraduate degree in Computer Science from the University of Miami.

Bobby Birender S. Brar has served as Vice President of Supply Chain for Vitacost.com since May 2008.  Mr. Brar is responsible for product selection, pricing strategy, vendor management, inventory management and replenishment.  From January 2007 through May 2008, Mr. Brar took a leave of absence from Vitacost.com to pursue personal business investments in India.  From February 2005 to January 2007, Mr. Brar served as Director of Purchasing at Vitacost.com.  Prior to joining Vitacost.com, Mr. Brar served as Chief Merchant of Village Market Place.  Mr. Brar studied Business Management at Armstrong College, Berkeley and holds a Certificate in Supply Chain Management and Strategy from MIT.  Mr. Brar is fluent in Hindi, Punjabi, Urdu and Spanish and is a recipient of the Gold Award from HRH Duke of Edinburgh.

Mary L. Marbach was appointed General Counsel of Vitacost.com in December 2009.  Ms. Marbach has been an attorney at the company since July 2009.  Prior to joining the company, Ms. Marbach was Senior Transactional Counsel at Imperial Finance and Trading, LLC in Boca Raton, Florida.  Ms. Marbach was an associate at Greenberg Traurig, LLP in its Corporate & Securities Group in Boca Raton, Florida from 2002 through 2004.  Prior to that, she was an associate at Morrison & Foerster, LLP in its Corporate & Securities Group in Palo Alto, California.  Ms. Marbach has a B.S. from Syracuse University, an M.B.A. from the University of Miami and a J.D. from Boston University School of Law.  Ms. Marbach is a member of the State Bar of California and the State Bar of Florida.

Directors

Stewart L. Gitler has served as a Director of Vitacost.com since September 2008 and was appointed Chairman of the Board in June 2009.  Mr. Gitler’s biographical information is listed above under the heading, “Your Board’s Recommended and Approved Director-Nominees to Serve Until the 2011 Annual Meeting, If Elected.”

Ira P. Kerker was appointed Chief Executive Officer and a Director of Vitacost.com in January 2007.  Mr. Kerker’s biographical information is listed above under the heading, “Your Board’s Recommended and Approved Director-Nominees to Serve Until the 2011 Annual Meeting, If Elected.”

Lawrence A. Pabst, M.D., has served as a Director of Vitacost.com since April 2007.  Dr. Pabst’s biographical information is listed above under the heading, “Your Board’s Recommended and Approved Director-Nominees to Serve Until the 2011 Annual Meeting, If Elected.”

Information Relating to Corporate Governance and the Board of Directors

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of stockholders at this time.  This structure has been particularly useful given the company’s relatively recent initial public offering and the responsibilities of our Chief Executive Officer in light of our public company status.  The structure ensures a greater role for the independent directors in the oversight of the company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board’s work.  Mr. Gitler currently serves as our Chairman of the Board.

The Board is actively involved in oversight of risks that could affect the company.  This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks.  The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the company.

Board Committees

The Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and standing committees.  The Board of Directors currently has an Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.  The Board of Directors may establish other committees to facilitate the management of our business.  In February 2010, the Board of Directors also appointed a Strategic Alternatives Committee to work with our management and professional advisors to explore, identify, review and report to the Board potential strategic and financial alternatives in the best interests of the company and all of our stockholders.

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Drs. Pabst and Trapp and Messrs. Gitler and Ezra is an independent director, as “independence” is defined by NASDAQ listing standards and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.  Mr. Kerker is an employee director.  Dr. Ilfeld was an independent director during all of our fiscal year ended December 31, 2009.  Subsequent to the end of our fiscal year, Dr. Ilfeld became an employee of our company and he is currently an employee director.  Until his resignation, Dr. Josephs was an independent director.  We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating/Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors.  Our Board of Directors has also adopted a Code of Conduct and Ethics.  We post on our website at http://investor.vitacost.com, the charters of our Audit, Compensation, and Nominating/Corporate Governance Committees; our Code of Conduct and Ethics; and any other corporate governance materials contemplated by SEC or NASDAQ regulations.  These documents are also available in print to any stockholder requesting a copy in writing from our Director of Investor Relations at our executive offices set forth in this proxy statement.

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various Board committees, by submitting a letter addressed to the Board of Directors of Vitacost.com Inc. c/o any specified individual director or directors to our corporate office.  Any such letters are sent to the indicated directors.

Following the meeting, the company intends to promptly reconstitute the membership of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee to be in compliance with the listing standards of The NASDAQ Stock Market, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.

Audit Committee

Our Audit Committee consists of Mr. Ezra and Dr. Trapp and has an Audit Committee charter.  During all of our fiscal year ended December 31, 2009, our Audit Committee consisted of Mr. Ezra and Drs. Trapp and Ilfeld.  Our Board of Directors has determined that each member of the Audit Committee, during all of our fiscal year ended December 31, 2009 and currently, satisfies the independence requirements of The NASDAQ Stock Market and meets the requirements for financial literacy under the requirements of The NASDAQ Stock Market and SEC rules and regulations.  Mr. Ezra serves as the Chairman of this committee, and our Board of Directors has determined that he qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.  Both Mr. Ezra and Dr. Trapp are independent as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.  Dr. Ilfeld is not independent with the meaning of Rule 10A-3(b)(1).  The test for independence under Rule 10A-3(b)(1) for the Audit Committee is different than the general test for independence of Board and committee members.  In accordance with Rule 10A-3(b)(1) and the listing standards of The NASDAQ Stock Market, we plan to modify the composition of the Audit Committee within 12 months after the effectiveness of our registration statement relating to the company’s initial public offering so that all of our Audit Committee members will be independent as such term is defined in Rule 10A-3(b)(1) and under the listing standards of The NASDAQ Stock Market.

The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	appointing, compensating, retaining and overseeing the work of our independent auditors;

•	pre-approving audit and non-audit services of our independent auditors;

•
reviewing our audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•
reviewing the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing us audit services; and

•	reviewing all related-party transactions for approval.

Both our independent auditors and internal financial personnel meet regularly with our Audit Committee and have unrestricted access to this committee.

Compensation Committee

Our Compensation Committee consists of Drs. Trapp and Pabst.  During all of our fiscal year ended December 31, 2009, our Compensation Committee consisted of Drs. Trapp, Pabst and Josephs.  Our Board of Directors has determined that the committee members, during all of our fiscal year ended December 31, 2009 and currently, satisfy the independence requirements of The NASDAQ Stock Market.  Each member of this committee, during all of our fiscal year ended December 31, 2009 and currently, also qualifies as a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.  Both Dr. Trapp and Pabst qualify as outside directors, as defined pursuant to Section 162(m) of the Internal Revenue Code.  Dr. Josephs did not qualify as an outside director with the meaning of Section 162(m) of the Internal Revenue Code because, from time to time, he provided consulting services to us and was paid compensation for providing such services.  The test for being an outside director is different than the general test for independence of Board and committee members and the test for being a non-employee director under Rule 16b-3 of the Exchange Act.  Any compensation plan or award necessary to be approved by outside directors to satisfy the requirements of Section 162(m) of the Internal Revenue Code will be approved by a sub-committee of the Compensation Committee comprised solely of Drs. Trapp and Pabst.  Dr. Trapp serves as the Chairman of this committee.  The functions of this committee include:

•
reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans; and

•	exercising authority under our equity incentive plans.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee consists of Dr. Pabst and Mr. Gitler.  During all of our fiscal year ended December 31, 2009, our Nominating/Corporate Governance Committee consisted of Drs. Pabst, Ilfeld and Josephs and Mr. Gitler.  Our Board of Directors has determined that the committee members, during all of our fiscal year ended December 31, 2009 and currently, satisfy the independence requirements of The NASDAQ Stock Market.  Dr. Pabst serves as Chairman of this committee.  The functions of this committee include:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors;

•	developing guidelines for Board composition;

•	recommending processes for annual evaluations of the performance of the Board of Directors, the Chairman of the Board of Directors and the Chief Executive Officer; and

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the company.  The Nominating/Corporate Governance Committee has adopted a policy regarding the director selection process that requires the committee to assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function.  The Nominating/Corporate Governance Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.

The Nominating/Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s Secretary at our executive offices set forth in this proxy statement.  The Nominating/Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate.  Specific qualities or experiences could include matters such as experience in the health and wellness products industry, financial or technical expertise, strength of character, mature judgment and the extent to which the nominee would fill a present need on our Board of Directors.  As discussed above, the members of the Nominating/Corporate Governance Committee are independent, as that term is defined by NASDAQ listing standards.

The company paid a fee to the independent executive search and consulting firm of SSA Executive Search International to work closely with the Nominating/Corporate Governance Committee to identify and review the qualifications of several new, experienced, qualified and independent director candidates to present to stockholders for election at the 2010 Annual Meeting.

Board and Committee Meetings

Our Board of Directors held a total of 11 meetings during our fiscal year ended December 31, 2009.  During our fiscal year ended December 31, 2009, the Audit Committee held 1 meeting, the Compensation Committee held 1 meeting and the Nominating/Corporate Governance Committee held 1 meeting.  No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member.  We encourage each of our directors to attend our annual meeting of stockholders.  Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders.  All of our directors then serving at the time, except for Mr. Ezra and Dr. Ilfeld, attended our 2009 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is designed to enable us to attract and retain key personnel and provide incentives that promote short and long-term financial growth and stability to enhance stockholder value based on a pay-for-performance model.  Our Compensation Committee reviews and recommends to our Board of Directors the compensation program for our “Named Executive Officers” and oversees our executive compensation strategy. In 2009, our Named Executive Officers included our Chief Executive Officer, Chief Financial and Accounting Officer, Vice President Manufacturing, Vice President Marketing (currently our Chief Marketing Officer), Vice President Information Technology, Vice President Supply Chain and General Counsel.

The discussion in this section describes compensation paid to our Named Executive Officers for services rendered to us in all capacities during our fiscal year ended December 31, 2009.

Our executive compensation program provides for the following elements:

•	base salaries, which are designed to allow us to attract and retain qualified candidates;

•
incentive compensation, which provides additional cash compensation and is designed to support our pay-for-performance philosophy and align compensation with our corporate strategies and business and financial objectives;

•	equity compensation, principally in the form of stock options, which are granted to incent executive behavior that results in increased stockholder value; and

•	a benefits package that is available to all of our employees.

A detailed description of these components is provided below.

Elements of Our Executive Compensation Program

Base Salary.  The base salary provides cash compensation for performing the essential elements of our executive positions. We strive to set our base salaries at levels which we believe are competitive in our market and provide our executives a level of compensation that permits them to focus their energies on job performance.

Annual Bonus/Incentive Compensation.  Our incentive compensation, in the form of an annual cash bonus, is intended to compensate our executives for meeting our corporate and/or financial objectives and, in the case of some executives, their individual performance objectives and to incent our executives to meet these objectives. We may set multiple objectives for an executive to achieve. A specific bonus may be earned for meeting one or more of such objectives. Further, our incentive compensation is intended to reward and incent our executives for exceeding their objectives. In addition to the incentive compensation bonus, we may grant discretionary cash bonuses as an additional award to our executives for performance that is not necessarily rewarded by the incentive compensation or to attract new executives to join our management team. For 2009, generally, our corporate objectives were to increase our revenues, EBITDA and gross margins. Therefore, several of our senior executives were compensated for achieving such financial goals. Other executives received a bonus for achieving non-financial objectives. Non-financial objectives included, for instance, strategic and individual goals. For those Named Executive Officers who received a bonus, their objectives were set by the appropriate executive or our Compensation Committee as approved by our Board of Directors. The potential incentive compensation payments made in 2009 ranged from 14.3% to 75.1% of the executives’ base salaries.

Equity-Based Compensation.  Generally, the goals of our equity based compensation are intended to align the interests of our Named Executive Officers with the interests of our stockholders. Our Named Executive Officers typically receive equity awards in the form of stock options that vest equally over a period of five years in an effort to encourage the long-term retention of our executives at least through the vesting period of the awards. We may, however, grant options or other awards that vest immediately as determined by our Compensation Committee to be consistent with our objectives. The exercise price of our stock option grants is the fair market value of our stock on the grant date. In the absence of a public market for our stock, our determination of fair market value was our best estimate. Also, our stock option awards typically provide for the acceleration of vesting of options in the event of a change in control of our company. We have not yet established policies for the timing of awarding stock option grants to our executives. The Compensation Committee intends to adopt a policy regarding the timing of grants in relation to the release of material information to our stockholders.

Benefits.  We provide our executives other benefits such as health benefits, a 401(k) plan and life and disability insurance. These benefits are intended to provide support to our executives and their families throughout various stages of their careers, and these core benefits are provided to all executives regardless of their individual performance levels. The 401(k) plan allows participants to defer their annual compensation, subject to the limitations set by the Internal Revenue Code, which was $15,500 per person for 2009. The executives’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) plan.

Taxes.  We do not have any particular policies concerning the payment of tax obligations on behalf of our executives. We are required by law to withhold a portion of every compensation payment we make to our employees. In the case of noncash compensation, that means that either we withhold a portion of the noncash compensation payment and pay cash to the appropriate tax authorities or that the employees make a direct cash payment to us in lieu of our withholding a portion of the noncash compensation.

Determining the Amount of Each Element of Compensation

Overview.  As a private company, we did not have formal policies dictating the types and amounts of compensation to be paid to our Named Executive Officers.  Rather, historically, Mr. Wayne Gorsek, our founder, determined compensation based upon the executive’s prior compensation level and performance, the company’s overall performance and compensation levels of our other executives.  In 2010, our Compensation Committee intends to review the employment agreements of our Named Executive Officers and establish and implement formal compensation policies.  To assist the compensation committee in its review, we may retain the services of third-party executive compensation specialists.

Base Salary.  Generally, base salaries for our Named Executive Officers are established through negotiation when the executive is hired.  Factors we considered in the negotiation are prior experience, qualifications, prior salary and our need for the particular qualifications of such executive.  Adjustments in base salary are based on the executive’s responsibilities, performance and their overall compensation package.  We review our executives’ base salaries annually taking into consideration the executive’s level of responsibilities, performance, tenure and salaries of our comparable executive officers and an employee’s overall compensatory arrangement.  In the event of material changes in position, responsibilities or other factors, the Compensation Committee may consider changes in base pay during the year.  Our executives’ base salaries are reviewed and approved by our Board of Directors.

In 2009, our Compensation Committee, as approved by our Board of Directors, made the following increases in the base salaries of our executives:

Name(1)	2008 Base Salary	2009 Base Salary	Percentage Increase
Ira P. Kerker, Chief Executive Officer	$194,000	$233,700	20.5%

Richard P. Smith, Chief Financial and Accounting Officer	$193,000	$223,000	15.5%

Sonya L. Lambert, Chief Marketing Officer(2)	$144,000	$165,600	15.0%

Robert Hirsch, Vice President Information Technology and Chief Information Officer	$145,000	$177,600	22.5%

Bobby Birender S. Brar, Vice President Supply Chain	$71,500	$140,000	95.8%

(1)	Our other Named Executive Officer did not receive base salary increases in 2009 because she was hired in 2009.

(2)	Ms. Lambert has served as Chief Marketing Officer since March 2010. Ms. Lambert served as Vice President Marketing in 2009.

These increases were discretionary changes based upon the continued growth of our company and the continued success of each of these Named Executive Officers in growing our company.

Annual Bonus/Incentive Pay.  In the first quarter of 2008, we established an annual executive bonus plan with distributions to be made after the end of each calendar quarter after it has been determined if the goals have been achieved.  Our Board of Directors has the authority to modify a bonus structure during the year if deemed appropriate.  Examples of circumstances in which we may consider revising a bonus plan include acquisitions, mergers, divestitures, successful expansion of distribution or manufacturing capabilities, board-approved budget revisions and other material changes in our company.

Our executive bonus plan for 2009 provides a potential bonus for each executive based upon achievement of certain financial and nonfinancial goals as described in the footnotes to the table set forth below.  At the time the goals were established and based on historical performance, we believed that it was likely that each Named Executive Officer would achieve the goals and receive the cash bonus.  In 2009, the potential awards were based as follows:

Name	Annual Maximum Bonus Opportunity	Maximum Bonus as a Percentage of Base Salary
Ira P. Kerker, Chief Executive Officer(1)	$70,000	30.0%

Richard P. Smith, Chief Financial and Accounting Officer(1)	$70,000	31.4%

Sonya L. Lambert, Chief Marketing Officer(2)	$124,416	75.1%

Robert D. Hirsch, Vice President Information Technology and Chief Information Officer(3)	$36,250	20.4%

Bobby Birender S. Brar, Vice President Supply Chain(4)	$33,250	23.8%

Mary L. Marbach, General Counsel(5)	$40,000	28.6%

(1)
The bonus awards for Messrs. Kerker and Smith were based entirely on our achievement of quarterly financial goals. For the first quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $45 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  For the second quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $46 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  For the third quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $48 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  For the fourth quarter of 2009, an award of a $17,500 quarterly bonus was based (i) 50% on our achievement of quarterly revenue of $49 million and (ii) 50% on our achievement of quarterly EBITDA of $5 million.  If we achieved less than the applicable target amount for each quarter, no payout amount for such target was earned.

(2)
The bonus award for Ms. Lambert was based entirely on our achievement of quarterly financial goals.  The potential bonus award was based (i) 33% on our achievement of annualized revenue of $185 million, (ii) 33% on our achievement of a gross margin as a percentage of our sales plan equal to or greater than 30% and (iii) 33% based on our annualized marketing expenses being less than or equal to 8% of our revenue.  If we achieved 90% of the specified target, 50% of the payout amount for such target was earned; if we achieved 100% to 110% of the specified target, 100% of the payout amount for such target was earned; and if we achieved 110% or more of the specified target, 120% of the payout amount for such target was earned.  Ms. Lambert has served as Chief Marketing Officer since March 2010.  Ms. Lambert served as Vice President Marketing in 2009.

(3)
The bonus award for Mr. Hirsch was based on quarterly financial and nonfinancial goals.  The potential bonus award was based (i) 50% on our achievement of targeted quarterly EBITDA of $5 million per quarter, (ii) 25% on successful project management of key information technology systems and (iii) 25% on our technology systems’ uptime, response time and user experience throughput.  If we achieved less than the target EBITDA for the applicable quarter, no payout amount for such target was earned.  With respect to Mr. Hirsch’s nonfinancial goals, the determination of whether the goal is achieved and payout amount if it is determined that less than 100% of the goal is achieved is made by the senior executive to whom he reports in consultation with members of our Compensation Committee or Board of Directors.

(4)
The bonus award for Mr. Brar was based on an established matrix.  The determination of whether the goals are achieved and payout amount if it is determined that less than 100% of the goals are achieved is made by the senior executive to whom Mr. Brar reports in consultation with members of our Compensation Committee or Board of Directors.

(5)
The bonus award for Ms. Marbach was based on nonfinancial goals.  The potential bonus award was based (i) 25% on meeting monthly deadline, (ii) 25% on meeting unique quarterly deadlines, (iii) 25% on meeting special projects and legal case milestones and (iv) 25% of meeting the needs of unexpected emergencies.  The determination of whether the goals are achieved and payout amount if it is determined that less than 100% of the goals are achieved is made by the senior executive to whom Ms. Marbach reports in consultation with members of our Compensation Committee or Board of Directors.

Each of the incentive goals are stand-alone and are evaluated separately so that some goals can be met and corresponding bonuses paid while other goals are not met and no corresponding bonus paid.

To the extent incentive goals are nonfinancial or individual goals, the goals are established by the executive officer’s manager or direct report and, in the case of our Chief Executive Officer, by our Board of Directors or Compensation Committee.  The nonfinancial or individual goals are established based upon various factors including our need to complete a particular project, achieve a particular outcome or otherwise obtain a desired result.  Additionally, these goals may be based upon adherence to company values such as accountability and teamwork, overall job competency and performance against specified objectives.  The assessment of the achievement of such goals is often a somewhat subjective analysis and, therefore, is determined in the discretion of the executive officer’s manager or direct report or, in the case of our Chief Executive Officer, at the discretion of our Board of Directors or Compensation Committee.  We determined to base the incentive pay of our Chief Executive Officer, Chief Financial and Accounting Officer and Chief Marketing Officer solely on financial goals because these individuals were not tasked with implementing specific projects whose completion would not otherwise be reflected in our results of operations.  Our Vice President Information Technology and Chief Information Officer was tasked with implementing a key operating system while maintaining the uptime of our existing servers.  The successful completion of these tasks would not necessarily have an easily measurable financial impact on our operations and, as such, we determined that 50% of his incentive pay should be based on these nonfinancial goals.  However, in order to ensure that he was also incented to maximize our results of operations and to reward him for our overall success, we also based 50% of his incentive pay on our attaining targeted EBITDA levels similar to our other executive officers.  We believed that the financial and nonfinancial goals were equally important, and, therefore, we allocated incentive pay equally between these two types of goals.

Allocation of Equity Compensation Awards

In 2009, we granted stock options to our Named Executive Officers.  Stock options granted to our Chief Executive Officer (option to purchase 205,000 shares of our common stock), Chief Financial and Accounting Officer (option to purchase 130,000 shares of our common stock), Chief Marketing Officer (option to purchase 80,000 shares of our common stock) and Vice President Information Technology and Chief Information Officer (option to purchase 20,000 shares of common stock) all vested immediately.  We determined that the options should vest immediately to increase equity ownership of these officers to more closely align their interests with our stockholders.

Our Compensation Committee does not apply a rigid formula in allocating stock options to executives as a group or to any particular executive.  Instead, our Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options to be granted to all participants during the year.  Our Compensation Committee typically makes annual grants of equity awards to our Named Executive Officers in connection with its annual review of our employees’ compensation and then throughout the year.

Executive Equity Ownership

We believe it is important for our Named Executive Officers to have their interests aligned with our stockholders and, therefore, to be granted equity incentive awards.  We have not, however, established specific stock retention and ownership guidelines for our executives.

Type of Equity Awards

Our stock award plans permits us to issue qualified and non-qualified stock options, stock appreciation rights, restricted stock, stock units, bonus stock and other stock related awards and performance awards.  For a description of our stock award plans, see “Executive Compensation — Elements of Our Executive Compensation Program — Equity-Based Compensation.”

Severance and Change in Control Arrangements

For a description of the severance and change in control arrangements we have with our Named Executive Officers, see “Executive Compensation — Employment Agreements” and “Executive Compensation —  Payments Upon Termination or Upon Change in Control.”  The Compensation Committee believed that these arrangements were necessary to attract and retain our Named Executive Officers.  The terms of each arrangement were determined in negotiation with the applicable Named Executive Officer in connection with the executive’s hiring and were not based on any set formula.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives.  In this regard, we may begin utilizing restricted stock and restricted stock units as additional forms of equity compensation incentives in response to changes in the accounting treatment of equity awards under the authoritative accounting guidance.  While we consider the applicable accounting and tax treatment of alternative forms of equity compensation, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three highest compensated officers excluding our Chief Financial Officer, unless specific and detailed criteria are satisfied.  Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements.  We intend for grants of equity awards under our existing stock plans to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards.  In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m).  However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m).  We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, therefore, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Role of Executives in Executive Compensation Decisions

Prior to our initial public offering, Mr. Gorsek, our founder, provided recommendations to our Compensation Committee on compensation for our Named Executive Officers, and our Compensation Committee (or full Board of Directors) reviewed and approved the compensation amounts.  Presently, our Compensation Committee intends to seek input from our Chief Executive Officer, Mr. Kerker, when discussing the performance of, and compensation levels for, our Named Executive Officers other than himself.  The Compensation Committee also works with Mr. Kerker and with our Chief Financial and Accounting Officer in evaluating the financial, accounting, tax and retention implications of our various compensation programs.  Neither Mr. Kerker nor any of our other executives participates in deliberations relating to his or her own compensation.

Summary of Cash and Other Compensation

The following table sets forth summary information concerning certain compensation awarded to, paid to, or earned by, the Named Executive Officers for all services rendered in all capacities to Vitacost.com Inc. during the years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total Compensation
Ira P. Kerker,	2009	$213,804	$125,000	$1,446,250	$70,000	$–	$1,855,054
Chief Executive	2008	$194,000	$–	$132,600	$62,500	$–	$389,100
Officer	2007	$179,000	$–	$–	$73,080	$–	$252,080

Richard P. Smith,	2009	$208,254	$125,000	$919,100	$70,000	$–	$1,322,354
Chief Financial	2008	$193,000	$–	$132,600	$62,500	$–	$388,100
and Accounting Officer	2007	$179,000	$–	$–	$72,830	$–	$251,830

Sonya L. Lambert,	2009	$154,735	$15,600	$565,600	$103,680	$–	$839,615
Chief Marketing	2008	$144,000	$–	$81,600	$107,496	$–	$333,096
Officer(4)	2007	$114,230	$–	$–	$85,600	$–	$199,830

Robert D. Hirsch,	2009	$159,046	$11,700	$141,400	$36,240	$–	$348,386
Vice President	2008	$37,838	$–	$–	$9,060	$–	$46,898
Information Technology and Chief Information Officer	2007	$–	$–	$–	$–	$–	$–

Bobby Birender S. Brar	2009	$86,520	$2,500	$–	$33,250	$–	$122,270
Vice President	2008	$39,500	$–	$–	$–	$–	$39,500
Supply Chain	2007	$–	$–	$–	$–	$–	$–

Mary L. Marbach,	2009	$31,877	$1,000	$–	$10,000	$–	$42,877
General Counsel	2008	$–	$–	$–	$–	$–	$–
	2007	$–	$–	$–	$–	$–	$–

(1)	We report Executive Plan awards in the column titled “Non-Equity Incentive Plan Compensation.”

(2)
The column titled “Option Awards” reports the total expense, calculated in accordance with the authoritative guidance excluding forfeitures, for all awards granted for the respective year.  For the assumptions used to value these awards for purposes of computing this expense, please see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC.

(3)	All of the Named Executive Officers received personal benefits valued at less than $10,000 in the aggregate during the fiscal year ending December 31, 2009.

(4)	Ms. Lambert has served as Chief Marketing Officer since March 2010. Ms. Lambert served as Vice President Marketing in 2009.

Stock and Option Award Grants and Exercises

The following table summarizes information concerning grants of plan-based awards made by us for services rendered during 2009 to each of the Named Executive Officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Awards			All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Underlying Options (#)	Awards ($/Sh)(1)	and Option Awards(2)
Ira P. Kerker	2009	$–	$70,000	$–	–	$–	$–
	9/24/2009				200,000	$12.00	$1,414,000
	12/31/2009				5,000	$10.35	$32,250

Richard P. Smith	2009	$–	$70,000	$–	–	$–	$–
	9/24/2009				130,000	$12.00	$919,100

Sonya L. Lambert	2009	$51,840	$103,680	$124,416	–	$–	$–
	9/24/2009				80,000	$12.00	$565,600

Robert D. Hirsch	2009	$–	$36,250	$–	–	$–	$–
	9/24/2009				20,000	$12.00	$141,400

Bobby Birender S. Brar	2009	$–	$20,000	$–	–	$–	$–

Mary L. Marbach	2009	$–	$40,000	$–	–	$–	$–

(1)	The exercise prices of all stock options granted were at prices believed by our Board of Directors to be at or above the fair market value of our common stock on the date of grant.

(2)
The column titled “Grant Date Fair Value of Stock and Option Awards” reports the expense, calculated in accordance with the authoritative accounting guidance excluding forfeitures, recognized for the applicable year in respect of all outstanding stock option awards, regardless of their year of grant.  For the assumptions used in valuing these awards for purposes of computing this expense please see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC.

Employment Agreements

Named Executive Officers

Effective January 29, 2007, we entered into an employment, non-competition and proprietary rights agreement with Ira P. Kerker, our Chief Executive Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  Under the original agreement, Mr. Kerker earned a salary of $180,000 annually, quarterly bonuses of up to $10,000 and is eligible for an annual bonus, vacation and employee benefits commensurate with his position.  If Mr. Kerker’s employment is terminated by us without “cause” (as defined in his agreement), in addition to any compensation and benefits accrued through such termination, Mr. Kerker may, subject to his execution of a general release of claims against us, receive a lump-sum severance payment of two months’ base salary for each year served plus a prorated annual bonus, as well as up to 18 months of company-paid continuation medical benefits.  If Mr. Kerker’s employment terminates due to his death or disability, he or his estate will receive a payment equal to 12 months’ base salary in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Kerker is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period thereafter.  The confidentiality and non-competition provisions extend for a two-year period following termination and the non-solicitation provision extends for a period of one year following termination.  For the year ended December 31, 2008, Mr. Kerker’s base salary under the agreement was increased to $194,000, and his maximum quarterly bonus for the second, third and fourth quarters of 2008 was increased to up to $17,500 per quarter.  On June 30, 2009, the agreement was amended to increase his annual base salary to $232,800 and to provide for a severance payment upon a termination of his employment by us without “cause” equal to a prorated portion of the aggregate cash bonus earned by Mr. Kerker for the year preceding such termination plus 2.5 times his then-current annual base salary.  Further, pursuant to the amendment, effective as of the successful registration of our initial public offering: (i) so long as Mr. Kerker has not voluntarily resigned from his employment with us, all of Mr. Kerker’s then-outstanding options shall, to extent necessary, become fully vested and nonforfeitable; and (ii) so long as Mr. Kerker is then employed by us, Mr. Kerker shall be issued fully vested, non-forfeitable options to purchase 250,000 shares of our common stock at the initial public offering price (or 200,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the agreement was amended to provide for a three-year term for Mr. Kerker commencing on March 15, 2010, renewable upon mutual agreement by the company and Mr. Kerker.  In addition, the amendment provides that the compensation of Mr. Kerker will be reviewed by the Board on an annual basis (based on the original anniversary date of the effective date of the agreements, January 29, 2007) and may be increased (but not decreased), as determined by the Board of Directors.  The amendment further amended the agreement to provide, among other things, that in the event of a termination by the company of Mr. Kerker “Without Cause” (as defined in the agreement) or by Mr. Kerker for “Good Reason” (as defined in the amendment), then, in addition to any compensation and benefits accrued through such termination, Mr. Kerker is entitled to receive (i) a severance payment equal to the greater of (a) 2.5 times the sum of his then current base salary and the average of the prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or Mr. Kerker for Good Reason within the time periods specified above, then Mr. Kerker would be entitled to the following severance payments:  $1,265,625.  The amendment further amended the agreement to provide that if the employment of Mr. Kerker is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause (as defined in the agreement) or by Mr. Kerker for Good Reason (as defined in the amendment), then Mr. Kerker is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination):  if terminated Without Cause or for Good Reason within two years after a Change in Control, a lump sum payment equal to 2.99 times his then current base salary and 2.99 times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Kerker is terminated following a Change in Control, either by the Company Without Cause or by Mr. Kerker for Good Reason, within the time periods specified above, then Mr. Kerker is entitled to the following severance payments:  $1,420,250.

Effective January 29, 2007, we entered into an employment, non-competition and proprietary rights agreement with Richard P. Smith, our Chief Financial and Accounting Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  Under the original agreement, Mr. Smith earned a salary of $179,500 annually, quarterly bonuses of up to $10,000 and is eligible for an annual bonus, vacation and employee benefits commensurate with his position.  If Mr. Smith’s employment is terminated by us without “cause” (as defined in his agreement), in addition to any compensation and benefits accrued through such termination, Mr. Smith may, subject to his execution of a general release of claims against us, receive a lump-sum severance payment of up to two months’ base salary for each year served plus a prorated annual bonus, as well as up to 18 months of company-paid continuation medical benefits.  If Mr. Smith’s employment terminates due to his death or disability, he or his estate will receive a payment equal to 12 months’ base salary in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Smith is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period thereafter.  The confidentiality and non-competition provisions extend for a two-year period following termination and the non-solicitation provision extends for a period of one-year following termination.  For the year ended December 31, 2008, Mr. Smith’s base salary under the agreement was increased to $193,000, and his maximum quarterly bonus for the second, third and fourth quarters of 2008 was increased to up to $17,500 per quarter.  On June 30, 2009, the agreement was amended to increase his annual base salary to $221,950 and to provide for a severance payment upon a termination of his employment by us without “cause” equal to a prorated portion of the aggregate cash bonus earned by Mr. Smith for the year preceding such termination plus 2.5 times his then-current annual base salary.  Further, pursuant to the amendment, effective as of the successful registration our initial public offering: (i) so long as Mr. Smith has not voluntarily resigned from his employment with us, all of Mr. Smith’s then-outstanding options will, to extent necessary, become fully vested and nonforfeitable; and (ii) so long as Mr. Smith is then employed by us, Mr. Smith will be issued fully vested, non-forfeitable options to purchase 162,500 shares of our common stock at the initial public offering price (or 130,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the agreement was amended to provide for a two year term commencing on March 15, 2010, renewable upon mutual agreement by the company and Mr. Smith.  In addition, the amendment provides that the compensation of Mr. Smith will be reviewed by the Board on an annual basis (based on the original anniversary date of the effective date of the agreement, January 29, 2007) and may be increased (but not decreased), as determined by the Board of Directors.  The amendment further amended the agreement to provide, among other things, that in the event of a termination by the company of Mr. Smith “Without Cause” (as defined in the agreements) or by Mr. Smith for “Good Reason” (as defined in the amendment), then, in addition to any compensation and benefits accrued through such termination, Mr. Smith is entitled to receive (i) a severance payment equal to the greater of (a) 2.5 times the sum of his then current base salary and the average of the prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or by Mr. Smith for Good Reason within the time periods specified above, then Mr. Smith would be entitled to the following severance payments:  $1,200,625.  The amendment further amended the agreement to provide that if the employment of Mr. Smith is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause (as defined in the agreement) or by Mr. Smith for Good Reason (as defined in the amendment), then Mr. Smith is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination):  if terminated Without Cause or for Good Reason within 18 months after a Change in Control, a lump sum payment equal to 2.5 times his then current base salary and 2.5 times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Smith is terminated following a Change in Control, either by the Company Without Cause or by Mr. Smith for Good Reason, within the time periods specified above, then Mr. Smith is entitled to the following severance payments:  $1,200,625.

Effective April 1, 2007, we amended the employment, non-competition and proprietary rights agreement with Sonya L. Lambert, Chief Marketing Officer.  The employment agreement has a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  Under the original agreement, Ms. Lambert earned a salary of $120,000 annually and is eligible to receive a marketing bonus based on performance, vacation and employee benefits commensurate with her position. If Ms. Lambert’s employment is terminated by us without “cause” (as defined in her agreement), in addition to any compensation and benefits accrued through such termination, Ms. Lambert may, subject to her execution of a general release of claims against us, receive a lump-sum severance payment of two months base salary for each year served up to 12 months’ base salary plus a prorated portion of the performance bonuses, as well as up to 18 months of company-paid continuation medical benefits.  If Ms. Lambert’s employment terminates due to her death or disability, she or her estate will receive a payment equal to three months’ base salary in addition to any compensation and benefits accrued through such termination.  Under her agreement, Ms. Lambert is subject to a confidentiality, non-solicitation and non-competition agreement during the period she is employed and for a period thereafter.  The confidentiality and non-competition provisions extend for a two-year period following termination and the non-solicitation provision extends for a period of one year following termination.  For the year ended December 31, 2008, Ms. Lambert’s base salary under the agreement was increased to $144,000.  On June 30, 2009, the agreement was amended to increase her annual base salary to $165,600 and to increase the maximum amount of the quarterly bonus she may receive to $25,920 per quarter.  Further, pursuant to the amendment, effective as of the successful registration of our initial public offering: (i) so long as Ms. Lambert has not voluntarily resigned from her employment with us, all of Ms. Lambert’s then-outstanding options shall, to extent necessary, become fully vested and nonforfeitable; and (ii) so long as Ms. Lambert is then employed by us, Ms. Lambert shall be issued fully vested, non-forfeitable options to purchase 100,000 shares of our common stock at the initial public offering price (or 80,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the agreement was amended to provide for a two year term commencing on March 15, 2010, renewable upon mutual agreement by the company and Ms. Lambert.  The amendment further amended the agreement to provide that in the event of a termination by the company of Ms. Lambert “Without Cause” (as defined in the agreement), then, in addition to any compensation and benefits accrued through such termination, Ms. Lambert is entitled to (i) a severance payment equal to the greater of (a) two times the sum of her then current base salary and the average of her prior two years’ annual bonus, or (b) the amount she would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if she remained employed until the last day of such term, payable in 24 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or by Ms. Lambert for Good Reason within the time periods specified above, then Ms. Lambert would be entitled to the following severance payments:  $796,056.  The amendment further amended the agreement to provide that if the employment of Ms. Lambert is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause (as defined in the agreement) or by Ms. Lambert for Good Reason (as defined in the amendment), then Ms. Lambert is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination):  if terminated Without Cause or for Good Reason within 18 months after Change in Control, a lump sum payment equal to two times her then current base salary and two times the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Ms. Lambert is terminated following a Change in Control, either by the Company Without Cause or by Ms. Lambert for Good Reason, within the time periods specified above, then Ms. Lambert is entitled to the following severance payments:  $796,056.

On September 16, 2008, we entered into an employment, non-competition and proprietary rights agreement with Robert D. Hirsch, Vice President Information Technology and Chief Information Officer, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us. The contract term has been automatically renewed each year since September 16, 2008, with the current one-year term continuing to September 17, 2010.  Under the original agreement, Mr. Hirsch earned a salary of $145,000 annually, and is eligible to earn annual performance bonuses, vacation and employee benefits commensurate with his position.  On the initial date of Mr. Hirsch’s employment, he was also granted options to purchase up to 100,000 shares of our common stock at $6.00 per share (or 80,000 shares at $7.50 per share after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  These options vest 20% each year on the anniversary date of Mr. Hirsch’s employment agreement and are fully vested after five years.  Each option is exercisable for a term of nine years.  Upon Mr. Hirsch’s termination of employment for any reason, all unvested options are forfeited to us and all vested options must be exercised within 30 days and if not exercised during the 30-day period will be forfeited to us.  If Mr. Hirsch’s employment is terminated by us without “cause” (as defined in his agreement), in addition to any compensation and benefits accrued through such termination, Mr. Hirsch may, subject to his execution of a general release of claims against us, receive a lump-sum severance payment in an amount equal to two weeks’ base salary for each year served, up to a total of six weeks’ base salary, plus a prorated portion of the annual performance bonus earned through the date of termination, as well as up to 18 months of employee-paid continuation medical benefits.  If Mr. Hirsch’s employment terminates due to his death or disability, he or his estate will receive a payment equal to three months’ base salary in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Hirsch is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period of two years thereafter.  On June 30, 2009, the agreement was amended to increase his annual base salary to $166,750.  Further, pursuant to the amendment, effective as of the successful registration our initial public offering: (i) so long as Mr. Hirsch has not voluntarily resigned from his employment with us, all of Mr. Hirsch’s then-outstanding options shall, to extent necessary, become fully vested and nonforfeitable; and (ii) so long as Mr. Hirsch is then employed by us, Mr. Hirsch shall be issued fully vested, non-forfeitable options to purchase 25,000 shares of our common stock at the initial public offering price (or 20,000 shares of our common stock after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On March 22, 2010, the agreement was amended to provide that in the event of a termination by the company of Mr. Hirsch “Without Cause” (as defined in the agreement), then, in addition to any compensation and benefits accrued through such termination, Mr. Hirsch is entitled to (i) a severance payment equal to the greater of (a) the sum of his then current base salary and the average of his prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 12 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or by Mr. Hirsch for Good Reason within the time periods specified above, then Mr. Hirsch would be entitled to the following severance payments:  $230,070.  The amendment further amended the agreement to provide that if the employment of Mr. Hirsch is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause (as defined in the agreement) or by Mr. Hirsch for Good Reason (as defined in the amendment), then Mr. Hirsch is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination):  if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Hirsch is terminated following a Change in Control, either by the Company Without Cause or by Mr. Hirsch for Good Reason, within the time periods specified above, then Mr. Hirsch is entitled to the following severance payments:  $230,070.

On May 29, 2008, we entered into an employment, non-competition and proprietary rights agreement with Bobby Birender S. Brar, Vice President Supply Chain, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  The contract term has been automatically renewed each year since May 29, 2008, with the current one-year term continuing until May 28, 2011.  Under the original agreement, Mr. Brar earned a salary of $65,000 annually, and is eligible to earn annual performance bonuses, vacation and employee benefits commensurate with his position.  On the initial date of Mr. Brar’s employment, he was also granted options to purchase up to 15,000 shares of our common stock at $6.00 per share (or 12,000 shares at $7.50 per share after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  These options vest 20% each year on the anniversary date of Mr. Brar’s employment agreement and are fully vested after five years.  Each option is exercisable for a term of nine years.  Upon Mr. Brar’s termination of employment for any reason, all unvested options are forfeited to us and all vested options must be exercised within 30 days and if not exercised during the 30-day period will be forfeited to us.  If Mr. Brar’s employment is terminated by us without “cause” (as defined in his agreement), in addition to any compensation and benefits accrued through such termination, Mr. Brar may, subject to his execution of a general release of claims against us, receive a lump-sum severance payment in an amount equal to two weeks’ base salary for each year served, up to a total of six weeks’ base salary, plus a prorated portion of the annual performance bonus earned through the date of termination, as well as up to 18 months of employee-paid continuation medical benefits.  If Mr. Brar’s employment terminates due to his death or disability, he or his estate will receive a payment equal to three months’ base salary in addition to any compensation and benefits accrued through such termination.  Under his agreement, Mr. Brar is subject to a confidentiality, non-solicitation and non-competition agreement during the period he is employed and for a period of two years thereafter.  On July 22, 2008, the agreement was amended to increase his annual base salary to $71,500 and to increase his bonus potential by 10%.  Mr. Brar was also granted options to purchase up to 30,000 options at $6.00 per share (or 24,000 shares at $7.50 per share after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  On July 1, 2009, the agreement was amended further to increase his annual base salary to $100,000 with an annual potential bonus of $20,000.  On December 1, 2009, the agreement was amended further to increase his annual base salary to $140,000 with an annual potential bonus of $20,000.  On March 22, 2010, the agreement was amended to provide that in the event of a termination by the company of Mr. Brar “Without Cause” (as defined in the agreement), then, in addition to any compensation and benefits accrued through such termination, Mr. Brar is entitled to (i) a severance payment equal to the greater of (a) the sum of his then current base salary and the average of his prior two years’ annual bonus, or (b) the amount he would be entitled to receive (e.g. base salary, bonus, vacation pay) for the remainder of the term as if he remained employed until the last day of such term, payable in 12 equal monthly payments and (ii) 18 months of company-paid continuation medical benefits.  In the event of a termination by the Company Without Cause or by Mr. Brar for Good Reason within the time periods specified above, then Mr. Brar would be entitled to the following severance payments:  $175,750.  The amendment further amended the agreement to provide that if the employment of Mr. Brar is terminated following a “Change in Control” (as defined in the amendment), either by the Company Without Cause (as defined in the agreement) or by Mr. Brar for Good Reason (as defined in the amendment), then Mr. Brar is entitled to the following severance terms (in addition to any compensation and benefits accrued through such termination):  if terminated Without Cause or for Good Reason within 12 months after a Change in Control, a lump sum payment equal to his then current base salary and the higher of (i) the average of the prior two years’ annual bonus and (ii) last year’s bonus.  If the employment of Mr. Brar is terminated following a Change in Control, either by the Company Without Cause or by Mr. Brar for Good Reason, within the time periods specified above, then Mr. Brar is entitled to the following severance payments:  $175,750.

On December 2, 2009, we entered into an employment, non-competition and proprietary rights agreement with Mary L. Marbach, General Counsel, for a one-year term, automatically renewable for additional one-year terms annually, unless otherwise terminated by the employee or us.  The current one-year term will continue until December 2, 2010.  Ms. Marbach earns a salary of $140,000 annually, and is eligible to earn annual performance bonuses of up to $40,000, vacation and employee benefits commensurate with her position.  If Ms. Marbach’s employment is terminated by us without “cause” (as defined in his agreement), in addition to any compensation and benefits accrued through such termination, Ms. Marbach may, subject to her execution of a general release of claims against us, receive a lump-sum severance payment in an amount equal to one weeks’ base salary for each year served, up to a total of six weeks’ base salary, plus a prorated portion of the annual performance bonus earned through the date of termination, as well as up to 18 months of employee-paid continuation medical benefits.  If Ms. Marbach’s employment terminates due to her death or disability, she or her estate will receive a payment equal to three months’ base salary in addition to any compensation and benefits accrued through such termination.  Under her agreement, Ms. Marbach is subject to a confidentiality, non-solicitation and non-competition agreement during the period she is employed and for a period of two years thereafter.

Outstanding Equity Awards at Fiscal Year End

Name	Number of Securities Underlying Unexercised Options(1) Exercisable	Number of Securities Underlying Unexercised Options(2) Unexercisable		Option Exercise Price	Option Expiration Date
Ira P. Kerker	33,480	–		$3.125	2/13/2015
	20,000	–		$3.750	5/13/2015
	100,000	–		$3.750	12/10/2015
	20,000	–		$3.750	12/11/2016
	130,000	–		$7.500	12/30/2017
	200,000	–		$12.000	9/23/2019
	5,000	–		$10.350	12/30/2020
Richard P. Smith	13,600	–		$2.031	1/11/2014
	20,000	–		$2.500	1/11/2015
	80,000	–		$3.750	12/10/2015
	20,000	–		$3.750	12/11/2016
	130,000	–		$7.500	12/30/2017
	130,000	–		$12.000	9/23/2019
Sonya L. Lambert	35,200	–		$3.750	3/4/2015
	20,000	–		$3.750	3/31/2016
	80,000	–		$3.750	9/19/2016
	80,000	–		$7.500	12/30/2017
	80,000	–		$12.000	9/23/2019
Robert D. Hirsch	80,000	–		$7.500	12/14/2018
	20,000	–		$12.000	9/23/2019
Bobby Birender S. Brar	7,200	28,800	(2)	$7.500	8/24/2018
Mary L. Marbach	–	–		$–	–

(1)
After giving effect to a four-for-five reverse stock split of our common stock effected on September 17, 2009. The aggregate number of option awards outstanding at December 31, 2009 was 2,745,880.  The aggregate number of option awards owned by our Named Executive Officers at December 31, 2008 was 1,333,280.

(2)	These options vest as follows: 7,200 vest on each of August 25, 2010, 2011, 2012 and 2013, respectively.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ira P. Kerker	25,804	$229,011	–	$–
Richard P. Smith	53,831	$536,628	–	$–
Sonya L. Lambert	34,194	$294,601	–	$–
Robert D. Hirsch	–	$–	–	$–
Bobby Birender S. Brar	–	$–	–	$–
Mary L. Marbach	–	$–	–	$–

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Payments Upon Termination or Upon Change in Control

The following table sets forth information concerning the payments that would be received by each Named Executive Officer upon a termination of employment without cause and, in the case of Messrs. Kerker and Smith, upon a termination which occurs within six months of a change in control.  The table assumes the termination occurred as of December 31, 2009.  The table below shows only those additional amounts that the Named Executive Officers would be entitled to receive upon termination and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary or bonuses.  For a description of the determination of the appropriate payment and benefit levels and any material conditions or obligations applicable to the receipt of the payments, see “Executive Compensation — Employment Agreements.”

Name	Severance Payment Upon Termination
Ira P. Kerker(1)(3)	$584,250
Richard P. Smith(1)(3)	$557,500
Sonya L. Lambert(2)(3)	$165,600
Robert D. Hirsch	$—
Bobby Birender S. Brar	$—
Mary L. Marbach	$—

(1)
Payable in 24 equal monthly installments subject to executive executing and delivering to us a full and unconditional release and executive paying any and all amounts owed to us under any contract, agreement or loan document.

(2)
Payable in a single lump sum within 30 days of termination subject to executive executing and delivering to us a full and unconditional release and executive paying any and all amounts owed to us under any contract, agreement or loan document.

(3)	Entitled to receive up to 18 months company-paid COBRA benefits.

Director Compensation

Directors who are also our employees are not separately compensated for their services as directors but are reimbursed for out-of-pocket expenses incurred in connection with providing board services.  The following table summarizes compensation earned by our non-employee directors in 2009:

	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation(2)	Total Compensation

Allen S. Josephs, M.D.(3)	$16,300	$32,250	$30,240	$78,790
David N. Ilfeld, M.D.(4)	$14,850	$40,930	$–	$55,780
Lawrence A. Pabst, M.D.(5)	$17,550	$40,930	$–	$58,480
Robert G. Trapp, M.D.(6)	$17,650	$35,722	$–	$53,372
Stewart L. Gitler(7)	$21,100	$140,150	$25,000	$186,250
Eran Ezra(8)	$18,950	$81,860	$–	$100,810

(1)
The options vested immediately upon issuance and were granted at a per share exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.  The amounts presented represent the compensation cost recognized in 2009 in accordance with the authoritative guidance.  For a discussion of valuation, see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC.

(2)	All of the directors except for Dr. Josephs and Mr. Gitler received personal benefits valued at less than $10,000 in the aggregate during the fiscal year ending December 31, 2009.

(3)
We paid Dr. Josephs $30,240 pursuant to a consulting arrangement with him.  Dr. Josephs had a total of 609,000 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Josephs was issued options to purchase 5,000 shares for services as a director.  Dr. Josephs resigned as a director effective as of July 1, 2010.

(4)
Dr. Ilfeld had a total of 19,000 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Ilfeld was issued options to purchase 7,000 shares for services as a director and for services provided while serving on our scientific advisory board.

(5)
Dr. Pabst had a total of 71,000 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Pabst was issued options to purchase 7,000 shares for services as a director and for services provided while serving on our scientific advisory board.

(6)
Dr. Trapp had a total of 27,800 stock option awards outstanding at December 31, 2009.  In 2009, Dr. Trapp was issued options to purchase 5,800 shares for services as a director and for services provided while serving on our scientific advisory board.

(7)
We paid Mr. Gitler a $25,000 bonus for the successful completion of our initial public offering.  Mr. Gitler had a total of 29,000 stock option awards outstanding at December 31, 2009.  In 2009, Mr. Gitler was issued options to purchase 25,000 shares for services as a director.

(8)	Mr. Ezra had a total of 18,000 stock option awards outstanding at December 31, 2009. In 2009, Mr. Ezra was issued options to purchase 14,000 shares for services as a director.

In 2009, our non-employee directors were entitled to receive:

•	an annual cash retainer of $10,000;

•	$2,000 cash payment for travel time;

•	reimbursement for travel expenses;

•	$200 per hour for telephonic Board or committee meetings;

•	stock options to purchase up to 5,000 shares of our common stock; and

•	$2,000 worth of NSI-branded products.

In addition, the Chairman of the Board is entitled to receive an additional $10,000 and the Chairman of the Audit Committee is entitled to receive an additional $5,000.  The Chairman of the Board is entitled to an additional 10,000 options to purchase shares of our common stock and the Chairman of the Audit Committee is entitled to an additional 5,000 options to purchase shares of our common stock.

Effective for the fiscal year 2010, our non-employee, non-stockholder directors will receive an annual cash retainer of $10,000 and the Chairman of the Board will be entitled to be paid an additional $10,000 and the Chairman of the Audit Committee will be paid an additional $5,000.  Further, each non-employee director will receive $2,000 per year of product allotment and stock options to purchase 5,000 shares of common stock (15,000 for the Chairman of the Board and 10,000 for the Chairman of the Audit Committee) exercisable at a strike price to be determined by the Board on the date of grant to be the fair market value of our stock.  The cash retainer is payable quarterly and the stock options vest immediately.  All directors are entitled to reimbursement for reasonable travel and business expenses incurred in connection with attending meetings of the Board of Directors or committees of the Board of Directors.

We paid Dr. Josephs $4,320 per month through July 2010 for consulting services provided to us.  Dr. Josephs resigned as a director effective as of July 1, 2010.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2009, our Compensation Committee consisted of Drs. Pabst, Trapp and Josephs.  None of the members of our Compensation Committee has, at any time, served as an officer or employee of our company, with the exception of Dr. Josephs, who served as our President from 2001 to 2005.  None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.  On June 17, 2008, Dr. Trapp loaned us $400,000, which was repaid in full in June 2009, as more fully described under the heading “Certain Relationships and Related Transactions.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management.  Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Dr. Robert G. Trapp
Dr. Lawrence A. Pabst
Dr. Allen S. Josephs*

*      Dr. Josephs resigned as a director of the company, including his position on the compensation committee, effective as of July 1, 2010.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.

As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor.  The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance.  During 2009, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee.  These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 61, as amended, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The committee also discussed with McGladrey & Pullen, LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from McGladrey & Pullen, LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence.  In addition, the committee discussed with the independent auditor the overall scope and plans for its audit.  The committee discussed with the independent auditor, with and without management present, the results of the examinations, its evaluations of our company and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.

Eran Ezra, Chairman
Robert G. Trapp, M.D.

AUDITOR FEES AND SERVICES

The firm of McGladrey & Pullen, LLP, an independent registered public accounting firm, has audited the financial statements of our company for the fiscal year ended December 31, 2009.  Our Audit Committee has selected McGladrey & Pullen, LLP to audit the consolidated financial statements of our company for the fiscal year ending December 31, 2010.  We anticipate that representatives of McGladrey & Pullen, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our auditor is compatible with maintaining the auditor’s independence.

Audit Fees

The aggregate fees billed to our company by McGladrey & Pullen, LLP for the fiscal years ended December 31, 2008 and 2009 are as follows:

	2008	2009
Audit Fees	$135,000	$175,000
Audit-Related Fees	$79,350	$310,035
Tax Fees	$4,100	$54,463
All Other Fees	$–	$–

Total	$218,450	$539,498

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees — Are fees for professional services for the audit of the consolidated financial statements included in the company’s annual report on Form 10-K.

•
Audit-Related Fees — Are fees for assurance and related services that traditionally are performed by our independent registered public accounting firm.  Specifically, the fees were incurred for services rendered in connection with the filing of our S-1 during the fiscal year ended December 31, 2009, and quarterly reviews including $6,840 of out of pocket expenses.

•
Tax Fees — Are fees for all professional services including services relating to a cost segregation and relocation study performed by professional staff of our independent registered public accounting firm’s tax division except those services related to the audit of our financial statements including $463 of out of pocket expenses.

Audit Committee Pre-Approval Policy

Our Audit Committee has reviewed and approved all of the fees charged by our independent accountants. The Audit Committee concluded that all services rendered during 2009 by our independent accountants were consistent with maintaining their respective independence.  As a matter of policy, we will not engage our primary independent accountants for non-audit services other than “audit-related services,” as defined by the SEC, certain tax services, and other permissible non-audit services as specifically approved by the chairperson of the Audit Committee and presented to the full Board at its next regular meeting.  The policy also includes limits on hiring partners of, and other professionals employed by, our independent accountants to ensure that the SEC’s auditor independence rules are satisfied.

Under the policy, the Audit Committee must pre-approve all services provided by our independent accountants and fees charged for these services including an annual review of audit fees, audit-related fees, tax fees, and other fees with specific dollar value limits for each category of service.  The Audit Committee will also consider and, if appropriate, approve specific engagements on a case-by-case basis that are not otherwise pre-approved.  Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chairperson of the Audit Committee for approval.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at upcoming stockholder meetings, provided that they comply with our bylaws and the proxy rules promulgated by the SEC.  Stockholders wishing to present a proposal at our 2011 Annual Meeting of Stockholders must submit such proposal to us by [●], 2011, if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting.  In addition, under our bylaws, a stockholder wishing to nominate a person to your Board at the 2011 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter at the 2011 Annual Meeting of Stockholders (but not include such proposal in the proxy statement), must deliver written notice to the Secretary of the company containing the required information between April 28, 2011 and May 28, 2011.

If the date of the stockholder meeting is moved more than 30 days before or 30 days after the anniversary of the company’s annual meeting for the prior year, then written notice of a stockholder proposal that is not intended to be included in the company’s proxy statement under Rule 14a-8 or a stockholder nomination must be received not earlier than the 120th day prior to the meeting and not later than the 90th day prior to the meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2009, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on July 12, 2010, by the following:

•	each of our directors, director-nominees and executive officers;

•	all of our directors, director-nominees and executive officers as a group; and

•	each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 12, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.  Percentage of beneficial ownership is based upon [●] shares of common stock outstanding as of July 12, 2010.

Except as otherwise indicated and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent Beneficially Owned
Directors, Director-Nominees and Executive Officers:
Ira P. Kerker (2)	508,480	1.8%
Richard P. Smith (3)	393,600	1.4%
Sonya L. Lambert (4)	295,200	1.1%
Robert D. Hirsch (5)	100,000	*
Bobby Birender S. Brar	—	*
Mary L. Marbach (6)	180	*
David N. Ilfeld, M.D. (7)	2,733,412	9.8%
Lawrence A. Pabst, M.D. (8)	708,710	2.6%
Robert G. Trapp, M.D. (9)	753,926	2.7%
Stewart Gitler (10)	29,000	*
Eran Ezra (11)	18,000	*
Barbara R. Allen	—	*
Sheryle Bolton	—	*
Alan V. Gallantar	—	*
Edwin J. Kozlowski	—	*
Directors, Director-Nominees and Executive Officers as a group (15 persons)	5,540,508	20.0%
5% Stockholders:
Group comprised of Great Hill Investors, LLC, Great Hill Equity Partners III, L.P. and Great Hill Equity Partners IV, L.P.(12)	5,419,697	19.5%
Group comprised of Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(13)	1,679,300	6.1%

*     Less than 1%
(1)	Except as otherwise indicated, each person may be reached at our company’s address at Vitacost.com Inc., 5400 Broken Sound Boulevard, NW, Suite 500, Boca Raton, FL 33487.

(2)
Mr. Kerker holds options to purchase 508,480 shares of common stock at the following prices: (i) 33,480 shares at $3.125 per share; (ii) 140,000 shares at $3.75 per share; (iii) 130,000 shares at $7.50 per share; (iv) 200,000 shares at $12.00 per share; and (v) 5,000 shares at $10.35 per share.  All options are immediately exercisable or exercisable within 60 days of July 12, 2010 and are included in the table above.

(3)
Mr. Smith holds options to purchase 393,600 shares of common stock exercisable at the following prices: (i) 100,000 shares at $3.75 per share; (ii) 20,000 shares at $2.50 per share; (iii) 13,600 shares at $2.03 per share; (iv) 130,000 at $7.50 per share; and (v) 130,000 at $12.00 per share.  All options are immediately exercisable or exercisable within 60 days of July 12, 2010 and are included in the table above.

(4)
Ms. Lambert holds options to purchase 295,000 shares of common stock at the following prices: (i) 135,000 shares at $3.75 per share; (ii) 80,000 shares at $7.50 per share; and (iii) 80,000 at $12.00 per share.  All options are immediately exercisable or exercisable within 60 days of July 12, 2010 and are included in the table above.

(5)
Mr. Hirsch holds options to purchase (i) 80,000 shares of common stock exercisable at $7.50 per share ; and (ii) 20,000 shares of common stick exercisable at $12.00 per share.  All options are immediately exercisable or exercisable within 60 days of July 12, 2010 and are included in the table above.

(6)	Ms. Marbach owns 145 shares of common stock individually and 35 shares are owned by her minor child.

(7)
Dr. Ilfeld owns 2,733,412 shares of common stock (including 64,000 shares of common stock owned by his spouse to which he disclaims beneficial ownership) and holds options to purchase (i) 14,000 additional shares of common stock at $7.50 per share; and (ii) 5,000 shares of common stock at $10.35 a share.  All options are immediately exercisable.

(8)
Dr. Pabst owns 263,710 shares individually, an additional 280,000 shares through Pabst Company Limited and an additional 120,000 shares through the Trust of Lawrence Pabst 5/15/09.  He also holds options to purchase 71,000 shares of common stock exercisable at the following prices: (i) 20,000 at $0.156 per share; (ii) 2,000 at $1.875 per share; (iii) 2,000 at $2.50 per share; (iv) 2,000 at $3.125 per share; (v) 14,000 shares at $7.50 per share; and (vi) 5,000 shares at $10.35 per share.  All options are immediately exercisable.

(9)
Dr. Trapp owns 753,926 shares of common stock and holds options to purchase 27,800 shares of common stock exercisable at the following prices: (i) 10,000 at $0.156 per share; (ii) 800 at $1.875 per share; (iii) 800 at $2.50 per share; (iv) 800 at $3.125 per share; (v) 10,400 at $7.50 per share; and (vi) 5,000 at $10.35 per share. All options are immediately exercisable.

(10)
Mr. Gitler holds options to purchase (i) 14,000 shares of common stock exercisable at $7.50 per share; and (ii) 15,000 shares of common stock exercisable at $10.35 .  All options are immediately exercisable.

(11)
Mr. Ezra holds options to purchase (i) 8,000 shares of common stock exercisable at $7.50 per share; and (ii) 10,000 shares of common stock exercisable at $10.35.  All options are immediately exercisable.

(12)
Based on the statement on Schedule 13D (Amendment No. 3) filed with the SEC on May 25, 2010, Christopher S. Gaffney and John G. Hayes have shared voting and dispositive power with respect to all 5,419,697 shares of common stock.  Great Hill Investors, LLC (“GHI”) has reported shared voting and dispositive power with respect to 15,801 of such shares of common stock.  Great Hill Equity Partners III, L.P. (“GHEPIII”), Great Hill Partners GP III, L.P. (“GPIII”) and GHP III, LLC (“GHPIII”) have shared voting and dispositive power with respect to 3,545,064 of such shares of common stock.  Great Hill Equity Partners IV, L.P. (“GHEPIV”), Great Hill Partners GP IV, L.P. (“GPIV”) and GHP IV, LLC (“GHPIV”) have shared voting and dispositive power with respect to 1,858,832 of such shares of common stock.  Matthew T. Vettel has shared voting and dispositive power with respect to 5,403,896 of such shares of common stock.  GPIII is the sole general partner of GHEPIII, and the sole general partner of GPIII is GHPIII.  The sole general partner of GHEPIV is GPIV, and the sole general partner of GPIV is GHPIV.  Messrs. Gaffney and Hayes are managers of GHI, and managers of the general partners of GHPIII and GHPIV, and Mr. Vettel is a manager of GHPIII and GHPIV.  GPIII may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIII, and GHPIII may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIII and that may be deemed indirectly beneficially owned by GPIII.  GPIV may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIV, and GHPIV may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHEPIV and that may be deemed indirectly beneficially owned by GPIV.  Each of Messrs. Gaffney and Hayes may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHI, GHPIII and GHPIV, and Mr. Vettel may be deemed to indirectly beneficially own the shares of common stock beneficially owned by GHPIII and GHPIV.  Each of Messrs. Gaffney, Hayes and Vettel, GHI, GHPIII and GHPIV disclaims beneficial ownership of such shares of common stock.  The address of GHI, GHEPIII and GHEPIV is One Liberty Square, Boston, MA 02109.

(13)
Based on the statement on Schedule 13G filed with the SEC on February 12, 2010.  Baron Capital Group, Inc., BAMCO, Inc. and Ronald Baron have shared voting and dispositive power with respect to all 5,419,697 shares of common stock.  The address of Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

COST AND METHOD OF SOLICITATION OF PROXIES

The cost of the solicitation of proxies for the meeting on behalf of the Board will be borne by the company, including expenses in connection with preparing and mailing this proxy statement and certain other communications that we will be sending to you regarding the company and your Board’s seven director-nominees — Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D.  The company has engaged The Altman Group, Inc. as its proxy solicitor at a fee not expected to exceed $[●] plus reimbursement of our-of-pocket expenses.  The Altman Group, Inc. has advised the company that approximately 25 of its employees will be involved in the solicitation of stockholders of the company in connection with the meeting.  The company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of the common stock in accordance with the rules of the SEC.  In addition, certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

The company estimates that the total expenditures relating to the company’s solicitation of proxies for the meeting on behalf of the Board (in excess of those normally spent for an annual meeting and excluding the costs of litigation and salaries and wages of regular employees and officers) are expected to aggregate approximately $175,000, of which approximately $75,000 has been incurred as of the date hereof.  In addition to solicitation of proxies by mail, directors, officers and employees of the company may, without additional compensation, solicit revocations by means of in-person meetings, telephone calls, mailings of supplemental materials or facsimiles.  The company does not plan to solicit proxies via Internet chat rooms.

INFORMATION REGARDING THE PARTICIPANTS IN THE BOARD OF DIRECTORS’
SOLICITATION OF PROXIES

Directors and Nominees

The company’s directors and your Board of Directors’ director-nominees who, under applicable SEC rules, are “participants” in the Board’s solicitation of proxies from our stockholders in connection with the meeting are as follows:  Barbara R. Allen, Sheryle Bolton, Eran Ezra, Alan V. Gallantar, Stewart L. Gitler, David N. Ilfeld, M.D., Ira P. Kerker, Edwin J. Kozlowski, Lawrence A. Pabst, M.D., and Robert G. Trapp, M.D.  The principal business address of each such person is c/o Vitacost.com Inc., 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487.  The present principal occupation or employment, and the name and principal business of any corporation or other organization in which their employment is carried on, is set forth in the sections titled “Election of Directors” and “Directors and Executive Officers” of this proxy statement.

Officers and Employees

In addition to the company’s directors and your Board of Directors’ director-nominees set forth above, certain executive officers and employees will each be deemed to be participants in the Board’s solicitation of proxies in connection with the meeting.  The principal occupations of these individuals refers to such person’s position with our company and is set forth below.  The business address of each such person is c/o Vitacost.com Inc., 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487.

Name	Principal Occupation

Ira P. Kerker	Chief Executive Officer and Director
Richard P. Smith	Chief Financial and Accounting Officer
Sonya L. Lambert	Chief Marketing Officer
Robert D. Hirsch	Vice President Information Technology and Chief Information Officer
Bobby Birender S. Brar	Vice President of Supply Chain
Mary L. Marbach	General Counsel
Kathleen Reed	Director of Investor Relations

Information Regarding Ownership of Our Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any of the company’s securities of record but not beneficially.  Information regarding the beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), as of July 12, 2010 (the record date), of shares of common stock by the company’s incumbent directors, your Board approved and recommended director-nominees — Barbara R. Allen, Sheryle Bolton, Alan V. Gallantar, Stewart L. Gitler, Ira P. Kerker, Edwin J. Kozlowski and Lawrence A. Pabst, M.D. — and Messrs. Eran Ezra, Richard P. Smith, Robert D. Hirsch and Bobby Birender S. Brar; Mss. Sonya L. Lambert and Mary L. Marbach; and Drs. David  N. Ilfeld and Robert G. Trapp, each of whom will be deemed to be a participant in the Board’s solicitation of proxies in connection with the meeting, is set forth in the section titled “Security Ownership of Certain Beneficial Owners and Management” of this proxy statement.  Information regarding the beneficial ownership, as of the record date, of shares of common stock by Kathleen Reed, the company’s Director of Investor Relations, who will be deemed to be a participant in the Board of Directors’ solicitation of proxies in connection with the meeting, is set forth in the table below.

Participant	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Kathleen Reed	—	*

*    Less than 1%

(1)	Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law.

(2)
The percentages shown are calculated based upon [●] shares of common stock of the company outstanding on July 12, 2010.  The number and percentages shown include the shares of common stock actually owned as of July 12, 2010 and the shares of common stock that the identified person had the right to acquire within 60 days of such date.  In calculating the percentage of ownership, all shares of common stock that the identified person had the right to acquire within 60 days of July 12, 2010 upon the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by that person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2008, we advanced Mr. Wayne Gorsek, our former Chief Operations Architect, $215,241. The loan was interest free and was repaid in full upon the our successful completion of our initial public offering.

On July 15, 2008, one of our Board members, Dr. David N. Ilfeld, loaned us $1,600,000 on an unsecured basis. The loan bore interest at the greater of one-month LIBOR plus 3.0% or 8.0% for the first six months and increases by 0.5% per month to a maximum interest rate of 13.0%.  The loan matures on July 14, 2014, subject to repayment terms based on us meeting certain financial covenants.  During 2009 and 2008, we paid interest of $92,000 and $53,333, respectively, and did not make any principal payments on the loan.  The loan was paid in full in December 2009.

On June 17, 2008, one of our Board members, Dr. Robert G. Trapp, loaned us $400,000 on an unsecured basis. The loan bore interest at the greater of one-month LIBOR plus 3.0% or 8.0% for the first six months and increases by 0.5% per month to a maximum interest rate of 13.0%.  The loan matures on June 16, 2014, subject to repayment terms based on us meeting certain financial covenants.  During 2009 and 2008, we paid interest of $19,000 and $16,000, respectively, and did not make any principal payments on the loan.  This loan was repaid in full in June 2009.

Effective January 29, 2007, we advanced Mr. Gorsek $1,165,625 so that he could exercise stock options to purchase 628,000 shares of our common stock (after giving effect to the four-for-five reverse stock split of our common stock effected on September 17, 2009).  The loan bore simple interest at the rate of 7.25% per annum, payable quarterly in arrears and was repaid in full upon the our successful completion of our initial public offering.

Our certificate of incorporation and bylaws contain provisions that limit the liability of our directors and provide for indemnification of our officers and directors to the full extent permitted under Delaware law.  In addition, we have entered into separate indemnification agreements with our directors and officers that could require the company to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.  Such provisions do not, however, affect liability for any breach of a director’s duty of loyalty to the company or its stockholders, liability for acts or omissions not in good faith or involving active and deliberate dishonesty or knowing violations of law or liability for transactions in which the director derived an improper personal benefit, among others.

Procedures for Related Party Transactions

Under our Code of Conduct and Ethics, our employees, officers and directors are encouraged to avoid actual or apparent conflicts of interest between personal and corporate-related relationships.  In particular, our employees, officers and directors should not participate in a personal business transaction with us in which they will receive a significant profit or gain, unless otherwise approved by our Board.  Further, our employees, officers and directors should advise the Board of any prospective or existing potential conflict.  Pursuant to its charter, our Audit Committee must then approve any related-party transactions reported to the Board.  In approving or rejecting such proposed transactions, the Audit Committee considers the facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.  Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.  A copy of our Code of Conduct and Ethics and Audit Committee Charter have been previously filed as Exhibits 14 and 99.2, respectively, to our Form S-1 filed with the SEC on June 20, 2007 and are available for review at the investor relations section of our corporate website at http://investor.vitacost.com.

We believe the terms of our related party transactions are comparable to terms of transactions with unrelated third parties, except for our interest-free loan to Mr. Gorsek made in September 2008 and described above.  The loan to Mr. Gorsek, as initially approved by our Board of Directors in September 2008, accrued interest at a rate equal to the one-month LIBOR plus 2.75% but the payment of such accrued interest was deferred.  Mr. Gorsek moved to Utah to oversee our distribution center operations in Spanish Fork, Utah.  As we began transitioning our manufacturing and distribution operations from Utah to North Carolina, Mr. Gorsek purchased a second home in North Carolina while maintaining his principal residence in Florida.  As a result of the significant deterioration in the U.S. housing market, Mr. Gorsek was unable to sell his Utah home and, at the same time, purchased a new home in North Carolina.  Accordingly, our Board of Directors determined the loan to Mr. Gorsek was appropriate.  In December 2008, as the U.S. housing market continued to decline and as a result of Mr. Gorsek’s significant contributions toward overseeing construction and development of our North Carolina facility and implementing our manufacturing capabilities, our Board of Directors modified the loan to provide for it to be interest free.

RECENT TRADING HISTORY OF PARTICIPANTS
IN THIS PROXY SOLICITATION

The following is a list of all acquisitions and dispositions of the common stock of the company that were made during the last two years by persons who are participants in the company’s solicitation of proxies.  None of the purchase price or market value of the securities of the company purchased or sold within the past two years is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name of Participant	Date	Acquired	Disposed	Price per share	Description
Bobby Birender S. Brar	2/22/2010	2,400		$7.50	Option Exercise
Bobby Birender S. Brar	2/22/2010		2,400	$11.22	Sold upon Option Exercise
Bobby Birender S. Brar	2/22/2010	4,800		$7.50	Option Exercise
Bobby Birender S. Brar	2/22/2010		4,800	$11.11	Sold upon Option Exercise
David N. Ilfeld, M.D.	11/20/2009	35,000		$7.30 average weighted	Option Exercise
Ira P. Kerker	9/24/2009	25,804		$3.13	Option Exercise
Ira P. Kerker	9/24/2009		25,804	$12.00	Sold in IPO (upon Option Exercise)
Ira P. Kerker	9/24/2009		89,804	$12.00	Sold in IPO
Lawrence A. Pabst, M.D.	6/17/2009		200,000	$0.00	Transferred to Lawrence Pabst Trustee of the agreement of trust of Lawrence Pabst 5/15/09
Lawrence A. Pabst, M.D.	6/17/2009	200,000		$0.00	Acquired by Lawrence Pabst Trustee of the agreement of trust of Lawrence Pabst 5/15/09
Lawrence A. Pabst, M.D.	9/24/2009		48,772	$12.00	Sold in IPO
Lawrence A. Pabst, M.D.	9/24/2009		40,000	$12.00	Sold in IPO (owned through Pabst Company Ltd.)
Lawrence A. Pabst, M.D.	9/24/2009		40,000	$12.00	Sold in IPO (owned through Trust of Lawrence Pabst 5/15/09)
Lawrence A. Pabst, M.D.	3/16/2010	26,000		$0.16	Option Exercise
Lawrence Pabst	3/16/2010		26,000	$11.99 average weighted	Sold upon Option Exercise
Mary L. Marbach	11/6/2009	30		$8.94	In trust for minor child
Mary L. Marbach	11/9/2009	100		$8.47	Open Market Purchase
Mary L. Marbach	2/26/2010	5		$11.11	In trust for minor child
Mary L. Marbach	2/26/2010	23		$11.11	Open Market Purchase
Mary L. Marbach	3/1/2010	22		$11.35	Open Market Purchase
Richard P. Smith	9/24/2009	53,831		$2.03	Option Exercise
Richard P. Smith	9/24/2009		53,831	$12.00	Sold in IPO (upon Option Exercise)
Robert G. Trapp, M.D.	9/24/2009		132,164	$12.00	Sold in IPO
Sonya L. Lambert	9/24/2009	34,194		$3.55 average weighted	Option Exercise
Sonya L. Lambert	9/24/2009		34,194	$12.00	Sold in IPO (upon Option Exercise)

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this proxy statement, to the best of the company’s knowledge, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the company or any of its subsidiaries.  Furthermore, except as described in this proxy statement, to the best of the company’s knowledge, no such person or any of his or her affiliates or associates is either a party to any transaction or series of similar transactions since December 31, 2008, or any currently proposed transaction or series of similar transactions, (i) to which the company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $120,000 and (iii) in which such person, affiliate or associate had or will have a direct or indirect material interest.

To the best of the company’s knowledge, except as described in this proxy statement, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the company or its affiliates or (ii) any future transactions to which the company or any of its affiliates will or may be a party. Except as described in this proxy statement, to the best of the company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Officers and Employees” within the past year with any person with respect to any of the company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.  Except as described in this proxy statement, to the best of the company’s knowledge, no persons listed under “Directors and Nominees” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the meeting (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

OTHER MATTERS

Except as discussed in this proxy statement, the Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of 2010 Annual Meeting of Stockholders and referred to in this proxy statement.  If other matters properly come before the meeting, it is the intention of the persons named in the enclosed green company proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that, in the Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of the company’s stockholders.

Dated:  July [●], 2010

PRELIMINARY – SUBJECT TO COMPLETION

FORM OF PROXY CARD — GREEN

VITACOST.COM INC.

2010 ANNUAL MEETING
OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a record holder of shares of common stock, par value $0.00001 per share, of Vitacost.com Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of 2010 Annual Meeting of Stockholders and Proxy Statement of the Company, each dated July [●], 2010, and hereby appoints Ira P. Kerker and Mary L. Marbach, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of the Company, to be held on Thursday, August 26, 2010, at 10:00 a.m., local time, at the Embassy Suites Hotel, 661 NW 53rd Street, Boca Raton, Florida, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named directors nominated by the Company’s Board of Directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment(s) or postponement(s) thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐           Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” each of the following nominees in Item 1:

1.           ELECTION OF DIRECTORS:

	FOR	WITHHOLD
Barbara R. Allen	☐	☐
Sheryle Bolton	☐	☐
Alan V. Gallanter	☐	☐
Stewart L. Gitler	☐	☐
Ira P. Kerker	☐	☐
Edwin J. Kozlowski	☐	☐
Lawrence A. Pabst, M.D.	☐	☐

and upon such matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

To make comments, mark here.  ☐

To change your address, please mark this box.  ☐

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property both stockholders should sign).

Date:

Share Owner sign here

Co-Owner sign here